Exhibit 10.06

PRODUCTION SHARING CONTRACT
BETWEEN
THE REPUBLIC OF EQUATORIAL GUINEA
AND
GUINEA ECUATORIALDE PETROLEOS
AND
KOSMOS ENERGY EQUATORIAL GUINEA

FOR
BLOCK “S”

THIS PRODUCTION SHARING CONTRACT is dated this______ day of ______ 2017
BETWEEN:

(1)
THE REPUBLIC OF EQUATORIAL GUINEA (hereinafter referred to as the State), represented for the purposes of this Contract by the Ministry of Mines and Hydrocarbons, represented for purposes of its execution by His Excellency Mr. Gabriel Mbaga OBIANG LIMA, the Minister;

(2)
GUINEA ECUATORIAL DE PETRÓLEOS (hereinafter referred to as the National Company), acting in its own name and legal right for the purposes of this Contract and represented for purposes of its execution by Mr. Antonio OBURU ONDO, in his capacity as Director General; and

(3)
KOSMOS ENERGY EQUATORIAL GUINEA, a company organized and existing under the laws of the Cayman Islands, under company registration number WT-269135 and having its registered office at do Circumference (Cayman), P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman, KY1-1209, Cayman Islands (hereinafter referred to as Company), represented for the purposes of this Contract by Andrew G. Inglis, in his capacity as President.

RECITALS:

(A)	WHEREAS, all Hydrocarbons existing within the territory of the Republic of Equatorial Guinea, as set forth in the Hydrocarbons Law, are national resources owned exclusively by the State;

(B)
WHEREAS, the State wishes to promote the development of Hydrocarbon deposits within the Contract Area and the Contractor desires to associate itself with the State with a view to accelerating the Development and Production of Hydrocarbons within the Contract Area;

(C)
WHEREAS, the Contractor has the financial ability, technical competence and professional skills necessary to carry out Petroleum Operations in accordance with this Contract and good oil field practices; and

(D)
WHEREAS, the Parties desire to enter into this Contract in accordance with the Hydrocarbons Law, which allows for agreements to be entered into between the State and foreign investors in the form of a production sharing contract, through direct negotiation or by international public tender.

NOW THEREFORE, in consideration of the undertakings and mutual covenants contained herein, the Parties agree as follows:

Article 1
DEFINITIONS AND SCOPE

1.1	Definitions
Except where the context otherwise indicates or as defined in the Hydrocarbons Law or Petroleum Regulations, the following words and expressions shall have the following meanings:

1.1.1	Accounting Procedure means the accounting procedure set forth in Annex C.

1.1.2
Affiliated Company or Affiliate of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control of such specified Person or other Person.

1.1.3	Annual Budget means the expenditure of the Contractor with respect to an Annual Work Program.

1.1.4	Annual Work Program means an itemized statement of the Petroleum Operations to be carried out in the Contract Area during a Calendar Year.

1.1.5
Appraisal Area means an area within the Contract Area encompassing the geographical extent of a Discovery that is subject to an Appraisal work program and corresponding budget in accordance with Article 5.2.

1.1.6	Appraisal Well means a Well drilled following a Discovery, with the objective of delimiting and mapping the reservoir, and also to estimate the quantity of recoverable Hydrocarbons.

1.1.7
Associated Natural Gas means all Natural Gas produced from a reservoir the predominant content of which is Crude Oil and which is separated from Crude Oil in accordance with generally accepted international petroleum industry practice, including free gas cap, but excluding any liquid Hydrocarbons extracted from such gas either by normal field separation, dehydration or in a gas plant.

1.1.8
Barrel means a quantity or unit of Crude Oil equal to 158.9874 liters (forty-two (42) United States gallons) at a temperature of fifteen point five six degrees (15.56°) Centigrade (sixty degrees (60°) Fahrenheit) and at one (1) atmosphere of pressure.

1.1.9	BEAC means Banco de los Estados de África Central (Bank of the States of Central Africa).

1.1.10	Book Value means the value at which the asset is carried on the balance sheet prepared in accordance with generally accepted accounting practices used in the international petroleum industry.

1.1.11	Business Day means a day on which the banks are generally open for business in Equatorial Guinea and Dallas, Texas.

1.1.12	Calendar Year or Year means a period of twelve (12) months commencing on 1 January and ending on the following 31 December of the same year according to the Gregorian Calendar.

1.1.13
Change in Law means, with respect to Article 25, any change in the laws, decrees, regulations or standards of Equatorial Guinea, effective as of January 1, 2017, including with respect to any fiscal, taxes, Customs, or currency control, any change in the interpretation or application of, or in the customs and practices related to, such laws (the provisions of this Contract are deemed to conform to said interpretation and application from the date hereof) Decrees, regulations or rules of Equatorial Guinea and excludes all laws, decrees, regulations or standards which: (i) are related to health, safety, labor and the environment, (ii) are consistent with the international practices and standards of the oil and gas industry, and (iii) are applied on a non-discriminatory basis.

1.1.14	CIF has the meaning set out in the publication of the International Chamber of Commerce, INCOTERMS 2010.

1.1.15
Commercial Discovery means a Discovery that the Contractor has determined to be economically viable and so submits a Development and Production Plan for such Discovery for the approval of the Ministry.

1.1.16	Cost Recovery Oil has the meaning ascribed to it in Article 7.2.1.

1.1.17	Contractor means the Company and the National Company.

1.1.18	Contract means this production sharing contract, including its Recitals and Annexes.

1.1.19	Contract Year means a period of twelve (12) consecutive months according to the Gregorian calendar, counted from the Effective Date of this Contract or from the anniversary of such Effective Date.

1.1.20
Contract Area or Area means the geographic area within the territory of Equatorial Guinea, which is the subject of this Contract. Such Contract Area shall be described in Annex A and illustrated in Annex B, as it may be changed by relinquishments of the Contractor in accordance with this Contract.

1.1.21
Control, when used with respect to any specified Person, means the power to direct, administer and dictate policies of such Person through the ownership of a percentage of such Person’s equity sufficient to hold a majority of voting rights in an ordinary shareholders meeting. The terms Controlling and Controlled have meanings correlative to the foregoing.

1.1.22
Crude Oil means Hydrocarbons which are produced at the wellhead in a liquid state at atmospheric pressure including asphalt and ozokerites, and the liquid Hydrocarbons known as condensate and/or Natural Gas liquids obtained from Natural Gas by condensation or extraction through field separation units.

1.1.23	Dated Brent means a quote published daily in the Crude Oil Market Platts Bulletin that reflects the price of a North Sea Brent crude oil blend charge over a given period.

1.1.24	Development and Production Plan has the meaning ascribed to it in Article 5.5.1.

1.1.25
Delivery Point means that point located within the jurisdiction of Equatorial Guinea at which Hydrocarbons reach (i) the inlet flange at the FOB export 3 vessel, (ii) the loading facility metering station of a pipeline or (iii) such other point within the jurisdiction of Equatorial Guinea as may be agreed by the Parties.

1.1.26
Development and Production Area means an area within the Contract Area encompassing the geographical extent of a Commercial Discovery subject to a Development and Production Plan in accordance with Article 5.5.

1.1.27
Development and Production Costs means all costs, expenses and liabilities incurred by the Contractor in connection with Development and Production Operations in a Development and Production Area, excluding all Exploration Costs incurred in the Development and Production Area prior to the establishment of any Field, as determined in accordance with this Contract and the Hydrocarbons Law.

1.1.28
Development and Production Operations means all operations, other than Exploration Operations, conducted to facilitate the Development and Production of Hydrocarbons from the Contract Area to the Delivery Point, but excluding the refining and distribution of Hydrocarbon products.

1.1.29
Development Well means a Well, other than an Exploration Well or an Appraisal Well, drilled with the purpose of producing or improving the Production of Hydrocarbons, including Exploration Wells and Appraisal Wells completed as production or injection Wells.

1.1.30
Discovery means the finding by the Contractor of Hydrocarbons whose existence within the Contract Area was not known prior to the Effective Date or Hydrocarbons within the Contract Area which had not been declared a Commercial Discovery prior to the Effective Date and which are measurable by generally accepted international petroleum industry practices.

1.1.31	Dividend Withholding Tax has the meaning ascribed to it in Article 17.1.1.

1.1.32	Dollars or $ means the legal tender of the United States of America.

1.1.33	Effective Date means the date of receipt by the Contractor of the ratification by the State of this Contract pursuant to Article 31.

1.1.34	Equatorial Guinea means the Republic of Equatorial Guinea.

1.1.35
Exploration Operations include geological and geophysical studies, aerial mapping, investigations relating to subsurface geology, stratigraphic test drilling, Exploration Wells, Appraisal Wells and related activities such as drill site preparation, surveying and all work connected therewith that is conducted in relation to the Exploration for and Appraisal of Hydrocarbon deposits in the Contract Area.

1.1.36
Exploration Costs means all costs, expenses and liabilities incurred by the Contractor in connection with Exploration Operations in the Contract Area, as determined in accordance with this Contract and the Hydrocarbons Law.

1.1.37	Extension Period means the First Extension Period and the Second Extension Period individually.

1.1.38	Exploration Periods means the Initial Exploration Period, an Extension Period and any further extensions thereof as set out in Article 2.2.1.

1.1.39	Exploration Well means any Well whose sole objective is to verify the existence of Hydrocarbons or to study all the necessary elements that might lead to a Discovery.

1.1.40
Field means a Discovery or an aggregation of Discoveries that is established as a Field in accordance with Article 5 and can be developed commercially after taking into account all pertinent operational, economic and financial data collected during the performance of the Appraisal work program or otherwise, in accordance with generally accepted international petroleum practices. A Field may consist of a Hydrocarbon reservoir or multiple Hydrocarbon reservoirs all grouped on or related to the same individual geological structural or stratigraphic conditions, or areas that are not related but will be developed by using a single Development and Production Plan. All deposits superimposed, adjacent to or underlying a Field in the Contract Area shall form part of the said Field.

1.1.41	FOB has the meaning set out in the publication of the International Chamber of Commerce, INCOTERMS 2010.

1.1.42	First Extension Period means the period of one (1) Contract Year commencing immediately after the conclusion of the Initial Exploration Period.

1.1.43	First Exploration Sub-Period means the first three (3) Contract Year(s) of the Initial Exploration Period.

1.1.44	First Oil means, in respect of each Development and Production Area, the date on which production of Hydrocarbons under a program of regular production, lifting and sale commences.

1.1.45
Gross Revenues means the total income from sales of Total Disposable Production plus the equivalent monetary value of any other disposal of Total Disposable Production from the Contract Area during any Calendar Year.

1.1.46
Hydrocarbons means all natural organic substances composed of carbon and hydrogen, including Crude Oil and Natural Gas that may be found and extracted from, or otherwise produced and saved from the Contract Area.

1.1.47	Hydrocarbons Law means Law No. 8/2006 dated 3 November 2006 of Equatorial Guinea, and any law that amends it or replaces it.

1.1.48
Initial Exploration Period means a period of five (5) Contract Years from the Effective Date, subdivided into two sub-periods of three (3) Contract Years for the First Exploration Sub-Period and two (2) Contract Years for the Second Exploration Sub-Period.

1.1.49
Joint Operating Agreement or JOA means the joint operating agreement that regulates the internal relations of the Parties comprising the Contractor for the conduct of Petroleum Operations in the Contract Area,

1.1.50
LIBOR means the interest rate at which Dollar deposits of six (6) months duration are offered in the London Inter Bank Market, as published in the Financial Times of London. The applicable LIBOR rate for each month or part thereof within an applicable interest period shall be the interest rate published in the Financial Times of London on the Last Business Day of the immediately preceding calendar month. If no such rate is quoted in the Financial Times of London during a period of five (5) consecutive Business Days, another rate (for example, the rate quoted in the Wall Street Journal) chosen by mutual agreement between the Ministry and the Contractor will apply.

1.1.51	Market Price means the FOB price for Crude Oil calculated in accordance with Article 10.

1.1.52
Material Contract means a contract with a value greater than five hundred thousand Dollars ($500,000) with respect to Exploration Operations or to one million Dollars ($1,000,000) in respect of Development Operations or Production Operations with (i) a Operator Affiliate, when the contract has not been previously and specifically approved in an Annual Budget as a contract to be carried out by an Affiliate or (ii) a non-Affiliate of the Operator. In the event that a law or regulation establishes a value higher than that stipulated in this definition for the supervision of contracts by the State, this definition will be amended to reflect the new higher limit.

1.1.53
Maximum Efficient Production Rate means the maximum efficient production rate of Hydrocarbons from a Field, that does not damage reservoir formations and does not cause excessive decline or loss of reservoir pressure in accordance with good oil field practice and as agreed in accordance with Article 6.4.

1.1.54	Member State of CEMAC means a country that is a member of the Central African Economic and Monetary Community.

1.1.55	Member State of the OHADA means a country that is a member of the Organization for the Harmonization of Commercial Law in Africa.

1.1.56
Minimum Retention means that the Operator and its Affiliates shall maintain a minimum deposit amount. This amount shall be measured annually and per Calendar Year, at one or more banks chosen by the Operator and operating in Equatorial Guinea. The amounts will be as follows:

(a)	From the effective date until the approval of the first Development and Production Plan, a deposit amount equivalent to ten per cent (10%) of the Annual Budget applicable to such Calendar Year;

(b)
From the approval of the first Development and Production Plan, and until First Oil, a deposit amount equivalent to point five per cent (0.5%) of the Annual Budget applicable to such Calendar Year; and

(c)	From First Oil until the end of Operations,, a deposit amount equivalent to a five per cent (5%) of the Annual Budget applicable to such Calendar Year; provided that

(d)
If, at any time, a later Development and Production Plan is approved and should this Plan require a development operation, the deposit amount required shall return to a point five per cent (0.5%) of the Annual Budget applicable to such Calendar Year, until the year following the year during which the development operations foreseen in such Development and Production Plan cease to exist.

1.1.57	Minimum Work Program has the meaning ascribed to it in Article 3.1.

1.1.58
Ministry means the Ministry of Mines and Hydrocarbons of Equatorial Guinea, the entity responsible for supervising Petroleum Operations in coordination with other Government bodies within the respective areas of their competence, and any successor.

1.1.59	National Company for the purposes of this Contract, means Equatorial Guinea of Petroleum (GEPetrol), as a national oil company of Equatorial Guinea; or any successor state company.

1.1.60	National Company’s Participation Interest means the Participation Interest of the National Company as set forth in Article 1.3.

1.1.61
Natural Gas means those Hydrocarbons that, at atmospheric conditions of temperature and pressure, are in a gaseous state including dry gas, wet gas and residual gas remaining after extraction, treatment, processing, or separation of liquid Hydrocarbons from wet gas, as well as gas or gases produced in association with liquid or gaseous Hydrocarbons.

1.1.62	Net Crude Oil has the meaning ascribed to it in Article 7.3.

1.1.63	Net Natural Gas has the meaning ascribed to in Article 13.3.5.

1.1.64	Parties or Party means the parties or a party to this Contract, as the context may require.

1.1.65	Participation Interest means for each Party comprising the Contractor, the undivided percentage share of such Party in the rights and obligations under this Contract, as is specified in Article 1.3.

1.1.66
Person means any individual, firm, company, corporation, society, trust, foundation, government, state or agency of the state or any association or partnership (whether or not having separate legal personality) or two or more of these.

1.1.67
Petroleum Operations means all operations related to Exploration, Development, Production, transportation, storage, conservation, decommissioning, sale and/or other disposal of Hydrocarbons from the Contract Area to the Delivery Point and any other work or activities necessary or ancillary to such operations; these operations and activities shall be carried out in accordance with this Contract and the Hydrocarbons Law and shall not include transport outside of Equatorial Guinea.

1.1.68
Petroleum Operations Costs means Exploration Costs and/or Development and Production Costs (as the context may require) incurred by the Contractor in the carrying out of Petroleum Operations, as determined in accordance with this Contractor and the Accounting Procedure,

1.1.69	Petroleum Regulations means all regulations promulgated by the Ministry pursuant to the Hydrocarbons Law.

1.1.70
Platts means Platts Crude Oil Marketwire, or if Platts Crude Oil Marketwire ceases to be published then another similar daily international publication that lists benchmark crude oil prices and which is agreed at the time between the Parties.

1.1.71	Quarter means a period of three (3) consecutive months beginning on 1 January, 1 April, 1 July or 1 October and ending on 31 March, 30 June, 30 September or 31 December, respectively.

1.1.72	Reserve Fund has the meaning ascribed to it in Article 24.3.1.

1.1.73
Royalties means an entitlement of the State over Hydrocarbons produced and saved from the Contract Area, and not utilized in Petroleum Operations, based on percentages calculated as a function of the daily rate of the Total Disposable Production as determined in accordance with Article 7.1,

1.1.74	Second Extension Period) means the period of one (1) Contract Year commencing immediately after the end of the First Extension Period.

1.1.75	Second Exploration Sub-Period means the final two (2) Contract Year(s) of the Initial Exploration Period.

1.1.76
Taxes mean the coercive financial payments in accordance to the Tax Laws, that the State, local authorities and other public entities, demand in the exercise of their sovereign power. These taxes will be levied on each of the Parties comprising the Contractor and all other applicable Persons.

1.1.77
Tax Laws means Law No. 412004 dated 28 October 2004 of Equatorial Guinea, and Law No. 2/2007 dated 16 May 2007 of Equatorial Guinea, and any law that amends one or both of them or replaces one or both of them.

1.1.78	Transfer Fee has the meaning ascribed to in Article 17.2.1.

1.1.79	Total Disposable Production means all Hydrocarbons produced and saved from a Development and Production Area less the quantities used for Petroleum Operations.

1.1.80
Unassociated Natural Gas means all gaseous Hydrocarbons produced from Natural Gas reservoirs, and includes wet gas, dry gas and residual gas remaining after the extraction of liquid Hydrocarbons from wet gas.

1.1.81
Well means any opening in the ground or seabed made or being made by drilling or boring, or in any other manner, for the purpose of exploring and/oi discovering, evaluating or producing Crude Oil or Natural Gas, or for the injection of any fluid or gas into an underground formation other than a seismic hole.

1.1.82	Withholding Tax Waiver has the meaning ascribed to it in Article 17.1.1.

1.2	Scope

1.2.1
This Contract is a production sharing contract awarded pursuant to Chapter IV of the Hydrocarbons Law. In accordance with the provisions of this Contract and the Hydrocarbons Law, the Ministry shall be responsible for supervising Petroleum Operations in the Contact Areas.

1.2.2
The State grants to the Contractor the sole and exclusive right and charge of conducting all Petroleum Operations in the Contract Area during the term of this Contract. In consideration of this, the Contractor shall:

(a)	be responsible to the State as an independent contractor, for the execution of the Petroleum Operations in accordance with the provisions of this Contract and the Hydrocarbons Law;

(b)	provide all funds, machinery, equipment, technology and personnel prudent and necessary to conduct Petroleum Operations; and

(c)
diligently, with due regard to good oil field practice, perform at its exclusive responsibility and risk all investments and contractual obligations necessary for conducting Petroleum Operations in accordance with this Contract.

1.2.3	All Petroleum Operations Costs shall be recoverable and deductible for tax purposes in the manner set forth in this Contract and the Hydrocarbons Law.

1.2.4	During the term of this Contract, the total Production achieved as a consequence of Petroleum Operations shall be shared between the Parties in accordance with Article 7.

1.3	Participation Interests
On the Effective Date the Participation Interests of the Parties comprising the Contractor are as follows:

Kosmos Energy	80%
The National Company	20%
Total	100%

ARTICLE 2
EXPLORATION PERIOD AND RELINQUISHMENTS

2.1	Initial Exploration Period
As of and from the Effective Date, the Contractor is authorized to conduct Exploration Operations in the Contract Area during the Initial Exploration Period.

2.1.1
Upon the fulfillment by the Contractor of its Exploration obligations set forth in Article 3.1.1 with respect to the First Exploration Sub-Period, the Contractor may elect to enter the Second Exploration Sub-Period.

2.1.2
To elect to enter the Second Exploration Sub-Period, the Contractor shall file a request with the Ministry at least two (2) months prior to the expiry of the First Exploration Sub-Period. The Ministry shall not unreasonably withhold or delay the granting of such request; provided that the Contractor has complied with all of its obligations in the First Exploration Sub-Period and shall not be otherwise in breach of this Contract.

2.2	Extension Periods

2.2.1
Upon the fulfillment by the Contractor of its Exploration obligations set forth in Articles 3.1.1 and 3.1.2 with respect to the Initial Exploration Period, the Contractor may request up to two (2) extensions of one (1) year each of the Initial Exploration Period.

2.2.2
For each Extension Period, the Contractor shall file a request with the Ministry at least two (2) months prior to the expiry of the Initial Exploration Period, or as the case may be, the First Extension Period. The Ministry shall not unreasonably withhold or delay the granting of such Extension Period; provided that the Contractor has complied with all of its obligations in the Initial Exploration Period and the First Extension Period, as applicable, and shall not be otherwise in breach of this Contract.

2.2.3
Each request for an Extension Period shall be accompanied by a map specifying the Contract Area proposed to be retained by the Contractor, along with a report specifying any work performed in the proposed relinquished area since the Effective Date and the results obtained therefrom.

2.2.4
If upon expiry of the Initial Exploration Period, or of any Extension Period, any Appraisal work program with respect to a Discovery is still under progress or an Exploration Well is still under progress, the Contractor shall be entitled to an additional extension of the then current Exploration Period necessary to complete the work in progress. Furthermore, where Appraisal work has not yet been completed by the Contractor at the time at which a relinquishment contemplated by Article 2.4 is due, the requirement to relinquish shall be suspended until such time that the Contractor completes the said Appraisal work, commerciality is determined and, if applicable, the related establishment of a Field is approved or denied. Any additional extension granted under this Article 2.2.4 shall not exceed one (1) Contract Year, or such longer period as may be approved by the Ministry, plus the period of time established under Article 5 necessary for the evaluation of a marketing plan, the preparation of a Development and Production Plan and the Ministry’s response.

2.2.5
In the event additional time is needed to complete said Appraisal work as set out in Article 2.2.4, the Contractor shall file a request for an extension with the Ministry at least two (2) months prior to the expiry of the current Initial Exploration Period or Extension Period, as applicable. In the event additional time is needed to complete an Exploration Well still under progress, the current Initial Exploration Period or Extension Period, as applicable, upon notification to the Ministry, will be extended automatically for such time necessary to complete said Exploration Well and an additional thirty (30) days to allow for the time to deliver the notice of Discovery as required in Article 5.1.

2.3	Termination
Should the Contractor decide:

(a)	not to extend the Initial Exploration Period (or not to enter the Second Exploration Sub-Period) and no Field has been established during such period; or

(b)	to extend the Initial Exploration Period and no Field has been established during an Extension Period or any additional extension thereof, this Contract shall automatically terminate.

2.4	Mandatory Relinquishments

2.4.1
The Contractor must relinquish to the State thirty percent (30%) of the initial surface area of the Contract Area by the end of the Initial Exploration Period, twenty-five percent (25%) of the remaining area by the end of the First Extension Period, and the remainder of the Contract Area by the end of the Second Extension Period, or at the end of the Initial Exploration Period or the First Extension Period, if no further extension is requested by the Contractor. To determine the area or areas which the

Contractor shall relinquish, the following areas shall be excluded for the purposes of such calculation:

(a)	areas designated as an Appraisal Area;

(b)	Development and Production Areas;

(c)	areas for which the approval of a Development and Production Plan is pending, until finally decided;

(d)	the area of any Field, including any Field which may be subject to unitization pursuant to Article 22; and

(e)	any area reserved for a possible Unassociated Natural Gas Appraisal in relation to which the Contractor is engaged in discussions with the Ministry in accordance with Article 13.1.

2.4.2
Upon expiry of the applicable final extension period indicated in Article 2.2, and subject to the provisions of Article 2.2.4, the Contractor shall relinquish the remainder of the Contract Area, with the exception of:

(a)	Development and Production Areas;

(b)	those areas for which an application for a Development and Production Area is pending, until finally decided;

(c)	the area of any Field, including any Field which may be subject to unitization pursuant to Article 22; and

(d)	any area reserved for a possible Unassociated Natural Gas Appraisal in relation to which the Contractor is engaged in discussions with the Ministry in accordance with Article 13.

2.5	Voluntary Relinquishments

2.5.1
Subject to the Contractor’s obligations under Article 24 and the Hydrocarbons Law, the Contractor may at any time notify the Ministry upon three (3) months prior notice that it relinquishes all of its rights over all or any part of the Contract Area.

2.5.2	In no event shall any voluntary relinquishment by the Contractor of rights over all or any part of the Contract Area reduce the Exploration obligations of the Contractor set forth in Article 3.

2.6	Involuntary Relinquishments

2.6.1
Should the Contractor, during the First Exploration Sub-Period (as may be extended), (i) be unable to fulfill its Minimum Work Program pursuant to Article 3.1.1(a) or (ii) be unable fulfill its Minimum Work Program pursuant to Article 3.1.1(b), excluding for reasons of Force Majeure or acts or failure to act by the State, including failure to deliver the data package referenced in Article 3.1.1(b), then the Contractor will relinquish all its rights on the whole of the Contract Area at the end of the First Exploration Sub-Period (as may be extended).

2.7	Relinquishments Generally

2.7.1
No relinquishment made in accordance with Articles 2.4 or 2.5 shall relieve the Contractor from its obligation to pay surface rentals accrued or make payments due and payable as a result of Petroleum Operations conducted up to the date of relinquishment.

2.7.2
The Contractor shall, in accordance with good oil field practice, propose the geographic location of the portion of the Contract Area that it proposes to retain, and which shall have a continuous geometric shape going from North to South and East to West delimited as a minimum by one minute (1’) of latitude or longitude or by natural boundaries and such area shall also be subject to the approval of the Ministry and shall be deemed approved after sixty (60) days.

ARTICLE 3
EXPLORATION WORK OBLIGATIONS

3.1	Minimum Work Program
During the Exploration Period, the Contractor undertakes to carry out the following Minimum Work Program:

3.1.1	During the First Exploration Sub-Period, the Contractor must:

(a)	acquire, process, and interpret 1,200 square kilometers of new 3D seismic data; and

(b)	acquire all existing data packages (both seismic and well) over the Area for two million one hundred ten thousand Dollars ($2,110,000). All costs of data acquisition shall be cost recoverable.
The minimum expenditure for this Sub-Period shall be four million Dollars ($4,000,000).

3.1.2
During the Second Exploration Sub-Period, the Contractor must drill a minimum of one (1) Exploration Well to a minimum depth of the deepest target interval in the approved well program. The minimum expenditure for this period shall be thirty million Dollars ($30,000,000).

3.1.3
if the Contractor elects to enter the First Extension Period, the Contractor must perform technical work on geological and geophysical studies and surveys. The minimum expenditure for this period shall be seven hundred thousand Dollars ($700,000).

3.1.4
If the Contractor elects to enter the Second Extension Period, the Contractor must drill a minimum of one (1) Exploration Well to a minimum depth of the deepest target interval in the approved well program. The minimum expenditure for this period shall be thirty million Dollars ($30,000,000).

3.1.5
However, if the Contractor has performed work exceeding the Minimum Work Program required of it under any of Articles 3.1.1, 3.1.2 or 3.1.3, then the excess work, including Wells, is carried over to the next Sub-Period or Extension Period, and shall be deducted from the Minimum Work Program and the minimum expenditure for such next Sub-Period or Extension Period.

3.1.6
If the Contractor fulfills the Minimum Work Program (as set out in Articles 3.1.1, 3.1.2, 3.1.3, and 3.1.4) as applicable for each such Sub-Period and Extension Period, then the Contractor shall be deemed to have satisfied the minimum expenditure for each such Sub-Period and Extension Period, as applicable.

3.2	Minimum Depth of Wells

3.2.1
Each Exploration Well set forth above must be drilled to the minimum depth specified above in Article 3.1.2 or 3.1.4, as the case may be, or to a lesser depth if authorized by the Ministry in accordance with this Article or if discontinuing drilling is justified by one of the following reasons:

(a)	the economic basement is encountered at a depth less than the stipulated minimum contractual depth;

(b)	continued drilling is clearly dangerous because of abnormal pressure in the formation;

(c)	rock formations are encountered, the hardness of which makes it impracticable to continue drilling with appropriate equipment; or

(d)	Hydrocarbon bearing formations are encountered that require the installation of protective casings which excludes the possibility of reaching the minimum contractual depth.

3.2.2
For the purposes of Article 3.2.1, economic basement means any stratum in and below which the geological structure or physical characteristics of the rock sequence do not have the properties necessary for the accumulation of Hydrocarbons in commercial quantities and which also reflects the maximum depth at which any accumulation of this type can be reasonably expected.

3.3	Cessation of Drilling
In respect of Article 3.2.1(b) and to the extent practicable where a prudent operator would immediately cease drilling operations, the Contractor shall inform the Ministry prior to the interruption or cessation of any drilling. The Ministry shall respond as soon as practicable and in any event within three (3) days counted from the date of receipt of such request.

3.4	Substitute Wells
If any obligatory Exploration Well is abandoned due to events or problems as set out in Article 3.2.1(a), (b), (c) and (d) and, at the time of such abandonment, the Exploration Costs for such Well have equaled or exceeded thirty million Dollars ($30,000,000), for all purposes of this Contract, the Contractor shall be deemed to have fulfilled the Minimum Work Program obligations for the relevant period. If any obligatory Exploration Well is abandoned due to insurmountable technical problems, and if at the time of such abandonment, the Exploration Costs for such Well are less than thirty million Dollars ($30,000,000) then the Contractor shall have the option to either:

(a)	drill a substitute Exploration Well at the same or another location to be agreed with the Ministry; or

(b)	pay the Ministry an amount equal to the difference between thirty million Dollars ($30,000,000) and the amount of Exploration Costs actually spent in connection with such Exploration Well; and

(c)	such substitute well or payment per Articles 3.4(a) or (b) shall be deemed to have fulfilled the Minimum Work Program obligations for the relevant Sub-Period or Extension Period.

3.5	Provision of Guarantee
On or prior to the Effective Date, each of the Parties comprising the Contractor (other than the National Company) shall provide to the State, at the sole discretion of the Ministry, either (i) a parent company guarantee in the form set forth in Annex D from a company acceptable to the Ministry in the amount of two hundred million Dollars ($200,000,000), or (ii) an irrevocable standby letter of credit from a first class international financial institution acceptable to the Ministry in the amount of the minimum expenditure obligations of the Contractor corresponding to the Minimum Work Program of the then current Sub-Period or Extension Period, as applicable, and which shall remain valid and effective for six (6) months after the end of the relevant Sub-Period, any Extension Period and any additional extension thereof, as applicable. If the Parties comprising the Contractor (other than the National Company) fail to deliver to the Ministry the required guarantee within fifteen (15) Business Days from the Effective Date, this Contract shall be considered null and void without any further procedure or notice.

3.6	Participation Interest of the National Company
For the purposes of this Article 3 any expenditure of the Parties comprising the Contractor (other than the National Company) under Article 8.2 shall be treated as an expenditure for the purpose of satisfying the minimum expenditure obligations set out herein.
ARTICLE 4
ANNUAL WORK PROGRAMS AND BUDGETS

4.1	Submission of Annual Work Program
No later than ninety (90) days prior to the beginning of each Calendar Year, or for the first Calendar Year no later than sixty (60) days after the Effective Date, the Contractor shall prepare and submit for approval by the Ministry a detailed and itemized Annual Work Program divided into Quarters, along with the corresponding Annual Budget for the Contract Area setting forth the Petroleum Operations the Contractor proposes to carry out during such Calendar Year. The Annual Budget shall be presented in the official format of the Ministry.

4.2	Form and Approval of Annual Work Program

4.2.1
Each Annual Work Program and corresponding Annual Budget shall be broken down into the various Exploration Operations and, as applicable, the Appraisal operations for each Appraisal Area and the Development and Production Operations for each Development and Production Area. The Ministry may propose amendments or modifications to the Annual Work Program and corresponding Annual Budget, by giving notice to the Contractor and including reasons for such amendments or modifications, within sixty (60) days following receipt of such Annual Work

Program and Annual Budget. ln such event the Ministry and the Contractor shall meet as soon as possible to review the amendments or modifications proposed by the Ministry and establish by mutual agreement the Annual Work Program and corresponding Annual Budget. The parts of the Annual Work Program for which the Ministry does not require amendment or modification will be deemed approved and must be completed by the Contractor within the stated time period, provided they may be undertaken on an individual basis. With respect to the parts of the Annual Work Program for which the Ministry proposes any amendment or modification, the date of approval of the Annual Work Program and corresponding Annual Budget shall be the date on which the Ministry and the Contractor reach the aforementioned mutual agreement. In the event the Ministry and the Contractor do not reach an agreement regarding the amendments and modifications proposed by the Ministry before the end of the Calendar Year in which the Annual Work Plan and corresponding Annual Budget were submitted, the Contractor shall continue operating pursuant to the most recent Annual Work Plan and corresponding Annual Budget approved by the Ministry until a mutual agreement is reached of Petroleum Operations.

4.3	Conduct of Petroleum Operations
The Contractor shall diligently and properly perform the Petroleum Operations with diligence, efficiency and economy, in accordance with accepted international petroleum industry practices under the same or similar circumstances and the terms of this Contract and the Hydrocarbons Law.

4.4	Overexpenditures

4.4.1
It is acknowledged by the Ministry and the Contractor that the technical results acquired as work progresses or the occurrence of certain unforeseen changes in circumstances may justify modifications to an approved Annual Work Program and corresponding Annual Budget. In such circumstances, the Contractor shall promptly notify the Ministry of the proposed modifications. Such modifications are subject to review and approval by the Ministry within sixty (60) days after receipt of such notice. Failure of the Ministry to approve or reject such proposed modifications within such sixty (60) day period shall be deemed to be an approval of such proposed modifications. Notwithstanding the foregoing and in no event shall the Contractor incur any line item expenditure which exceeds an approved Annual Budget line item by more than ten percent (10%), provided that the cumulative total of all overexpenditures for a Calendar Year shall not exceed five percent (5%) of the total approved Annual Budget without the prior approval of the Ministry; otherwise such excess expenditures shall not be recoverable as a Petroleum Operations Cost or deductible for tax purposes.

4.4.2
At such time that the Contractor reasonably believes that the limits of an Annual Budget will be exceeded, the Contractor shall promptly notify the Ministry and shall provide the Ministry with full details of such overexpenditures, including reasons therefor.

4.4.3
The limitations set out in this Article 4.4 shall be without prejudice to the Contractor’s right to make expenditures in the event of an emergency or accident requiring urgent action under Article 4.5.

4.4.4
Save as otherwise provided in Article 4.5, should the Contractor incur any expenditure whose program and budget has not been approved within an Annual Work Program and corresponding Annual Budget or any amendment thereto approved by the Ministry, then such expenditure shall not be recoverable by the Contractor as a Petroleum Operations Cost or be deductible for tax purposes.

4.5	Emergency or Accident

4.5.1
In the event of an emergency or accident requiring urgent action, the Contractor shall take all steps and measures as may be prudent and necessary in accordance with good oil field practice for the protection of its interests and those of the State and the property, life and health of other Persons, the environment and the safety of Petroleum Operations. The Contractor shall promptly inform the Ministry of such emergency or accident.

4.5.2
All of the related costs incurred by the Contractor in accordance with this Article 4.5 shall be recoverable as Petroleum Operations Costs in accordance with this Contract. Notwithstanding the foregoing, all costs incurred by the Contractor in the cleaning up of pollution or damage to the environment caused by the gross negligence or willful misconduct of the Contractor, its subcontractors or any Person acting on its or their behalf shall not be recoverable as a Petroleum Operations Cost.

ARTICLE 5
APPRAISAL OF A DISCOVERY AND PRODUCTION PERIOD

5.1	Notification of Discovery
If the Contractor discovers Hydrocarbons in the Contract Area it shall notify the Ministry as soon as possible, but not later than thirty (30) days after the date of such Discovery. This notice shall include all relevant information in accordance with generally accepted practice of the international petroleum industry including particulars of any production testing program which the Contractor has carried out or proposes to carry out during drilling operations.

5.2	Appraisal Work Program

5.2.1
If the Contractor considers that the Discovery merits Appraisal it shall diligently submit to the Ministry a detailed Appraisal work program and corresponding budget no later than six (6) months following the date on which the Discovery was notified in accordance with Article 5.1. The Appraisal work program, corresponding budget and designated Appraisal Area are subject to the review and approval of the Ministry in accordance with the procedures set forth in Article 4.

5.2.2
The draft Appraisal work program shall specify the estimated size of the Hydrocarbon reserves of the said Discovery, the area proposed to be designated as the Appraisal Area and shall include all seismic, drilling, testing and Appraisal operations necessary to carry out an appropriate Appraisal of the Discovery. The Contractor shall diligently undertake the approved Appraisal work program, it being understood that the provisions of Article 4.4 shall apply to such program.

5.2.3
The duration of the Appraisal work program shall not exceed twenty-four (24) months for Crude Oil and in the case of Natural Gas the duration of the Appraisal work program shall be determined in accordance with the provisions of Article 13, unless as otherwise approved by the Ministry, such approval not to be unreasonably withheld or delayed.

5.3	Submission of Appraisal Report

5.3.1
Within six (6) months following completion of the Appraisal work program and in any event no later than thirty (30) days prior to the expiry of the Initial Exploration Period, or the First Extension Period or the Second Extension Period, including any additional extension in accordance with the provisions of Article 2.2, as may be the case, the Contractor shall submit to the Ministry a detailed report giving all the technical and economic information associated with the Discovery so appraised and which shall confirm, in the Contractor’s opinion, whether such Discovery is a Commercial Discovery.

5.3.2
The above-referred report shall include geological and petrophysical characteristics of the Discovery, estimated geographical extent of the Discovery, results of the production tests yielded by the formation and the preliminary economic study with respect to the exploitation of the Discovery.

5.4	Determination of Commerciality
For the purposes of Article 5.3, the Contractor shall determine whether it considers that a Discovery or aggregation of Discoveries can be developed commercially. The commercial viability of the Discovery or aggregation of Discoveries shall be determined after consideration of all pertinent operating, economic and financial data collected during the performance of the Appraisal work program and otherwise, including Crude Oil and Natural Gas recoverable reserves, sustainable Production levels and all other relevant economic factors, according to generally accepted international petroleum industry practice.

5.5	Submission and Approval of Development and Production Plan

5.5.1
If the Contractor deems the Discovery or aggregation of Discoveries to be a Field it shall submit for the approval of the Ministry a development and production plan (the Development and Production Plan) for such Discovery or aggregation of Discoveries within twelve (12) months following the remittance of the report referred to in Article 5.3.

5.5.2
The Ministry may propose amendments or modifications to the aforementioned Development and Production Plan, and also to the Development and Production Area subject to such Development and Production Plan, by notice to the Contractor within ninety (90) days following receipt of the relevant plan. Such notification shall set out the reasons for the amendments or modifications proposed by the Ministry. In such event the Ministry and the Contractor shall meet as soon as possible to review the proposed amendments or modifications of the Ministry and establish by mutual agreement the Development and Production Plan.

5.5.3
If (i) the Contractor and the Ministry do not reach a written agreement within one hundred eighty (180) days following the submission of amendments and modifications by the Ministry, or (ii) the Ministry notifies the Contractor that it does not approve the Development and Production Plan, within thirty (30) Business Days of the occurrence of either (i) or (ii) above, the Parties shall meet to assess the discrepancies in accordance with articles 49 and 50 of the Petroleum Regulations;

if an agreement is not reached, the points of discrepancies shall be referred to and shall be determined by an internationally recognized expert appointed by the International Chamber of Commerce in accordance with its Rules for Expertise (ICC Expertise Rules). The determination of the expert shall be final and binding upon the Parties, including the Ministry, and, if should it not be complied with pursuant to Equatorial Guinea legislation, either Parties may refer the matter to arbitration under Article 26 to reach a final and binding decision. .

5.6	Modifications to Development and Production Plan

5.6.1
When the results obtained during Development and Production Operations require certain modifications to the Development and Production Plan, such plan may be modified using the same procedure provided for with respect to the initial approval thereof. Subject to Article 4.4, the Contractor may not incur any expenditure which exceeds the approved Development and Production Plan without the prior approval of the Ministry; if prior approval is not obtained, such excess expenditures will not be recoverable by the Contractor as Petroleum Operations Costs or deductible for tax purposes.

5.6.2
During a period of Development and Production, the Contractor may propose to the Ministry revisions to the Development and Production Plan at any time that additional Development and Production Operations are under consideration. Such revisions shall be submitted for approval by the Ministry, using the same procedure provided for with respect to the initial approval thereof.

5.7	Number of Fields
If the Contractor discovers more than one ( I) Field in the Contract Area which are not overlying, adjacent to or underlying an existing Field, each of them shall be the subject of a separate Development and Production Plan.

5.8	Extension of Field beyond Contract Area

5.8.1
If, during work performed after approval of a Development and Production Plan, it appears that the geographical extent of a Field is larger than the Development and Production Area designated pursuant to Article 5.5, the Ministry may grant the Contractor the additional area, on condition that it is included in the Contract Area in effect at that time, and provided that the Contractor provides supporting evidence of the existence of the additional area applied for.

5.8.2
In the event that a Field extends beyond the boundaries of the Contract Area as delimited at any particular time, the Ministry may require the Contractor to exploit such Field in association with the contractor of the adjacent area in accordance with Article 22, the Hydrocarbons Law and generally accepted practice of the international petroleum industry.

5.8.3
When the area proposed to be unitized is not subject to any production sharing contract, the Ministry may grant the Contractor the additional area, on condition that it is included in the Contract Area in effect at that time, it being understood that any award of an additional area must be in accordance with the Hydrocarbons Law.

5.9	Commencement and Performance of Development and Production Operations

5.9.1	The Contractor shall commence Development and Production Operations within six(6) months from the date of approval of the Development and Production Plan and shall pursue such operations diligently.

5.9.2
The Contractor undertakes to perform all Development and Production Operations in accordance with generally accepted practice of the international petroleum industry, this Contract and the Hydrocarbons Law.

5.10	Duration of Operations

5.10.1
The duration of the Development and Production period during which the Contractor is authorized to exploit a Field is twenty-five (25) Years from the date of approval of the Development and Production Plan related to such Field.

The Development and Production period defined above may be extended for an additional period of five (5) Years with prior approval of the Ministry, which approval shall not be unreasonably withheld or delayed, if the Contractor submits a request to this effect to the Ministry at least one (1) Year prior to its expiry and on the condition that the Contractor has fulfilled all of its obligations under this Contract and that it can demonstrate that commercial Production from the Field is still possible after the expiry of the initial Development and Production period.

5.11	Risk and Expense of Contractor
The Contractor undertakes to perform at its own expense and financial risk all the Petroleum Operations required to place a Field into Production in accordance with the Development and Production Plan so approved.

5.12	Mandatory Relinquishment
For the duration of the Initial Exploration Period, the Extension Periods and any additional extension thereof, the Ministry may, provided it gives at least six (6) months’ notice, require the ‘Contractor to promptly relinquish, without any compensation or indemnification, all of its rights over the area encompassing a 19 Discovery, including all of its rights over Hydrocarbons which may be produced from such Discovery, if the Contractor:

(a)
has not submitted, in accordance with Article 5.2, an Appraisal work program and corresponding budget with respect to such Discovery within six (6) months following the date on which such Discovery has been notified to the Ministry; or

(b)	subject to Article 13.1 regarding Unassociated Natural Gas, does not establish the Discovery as a Field within one (1) Year after completion of Appraisal work with respect to such Discovery.

5.13	Future Operations
In the event of a relinquishment under Article 5.12, the Ministry may perform or cause to be performed any petroleum operations with respect to any Discovery so relinquished without any compensation or indemnification to the Contractor, provided, however, that it shall not interfere with the Petroleum Operations undertaken by the Contractor in the part of the Contract Area retained by the Contractor, if any. The Ministry shall be permitted to use (free of charge) all facilities and equipment in the relinquished Discovery area of the Contractor that are not used for continuing Petroleum Operations in accordance with Article 51 of the Petroleum Regulations, Ministerial Order Number 4/2013, dated June 20 2013, as may be amended. If requested by the Ministry all continuing operations may be undertaken by the Contractor, if so agreed, for a fee and on terms to be agreed between the Ministry and the Contractor.

5.14	Available Facilities
In the event there are facilities and equipment in an area adjacent to or near the Contract Area which have excess capacity that could be utilized by Contractor, the Ministry may, considering the efficiency and economic management of existing resources, cause such facilities and equipment to be made available to Contractor for any Development and Production Operations, provided, however, that such Development and Production Operations shall not interfere with the ongoing operations in that area. The Ministry will then implement the process set out in Articles 50, 51, and 52 of the Hydrocarbons Law.
ARTICLE 6
CONDUCT OF PETROLEUM OPERATIONS

6.1	Obligations of Contractor
In accordance with generally accepted practice of the international petroleum industry and the Hydrocarbons Law, the Contractor shall provide all funds necessary for the conduct of Petroleum Operations in the Contract Area including the purchase or rental of all facilities, equipment, materials and other goods required for the performance of such Petroleum Operations. It shall also supply all technical and operational expertise, including the use of foreign and national personnel required for implementing Annual Work Programs. The Contractor shall be responsible for the preparation and implementation of all Annual Work Programs which shall be performed in accordance with this Contract, the Hydrocarbons Law and generally accepted practice of the international petroleum industry.

6.2	Joint Operating Agreement
Within forty-five (45) days following the Effective Date, the Contractor shall provide the Ministry with a draft of the Joint Operating Agreement which shall be based upon the current model form operating agreement from the Association of International Petroleum Negotiators (AIPN). The Joint Operating Agreement and all amendments thereto shall be subject to the prior approval of the Ministry. The identity of the Operator and any change thereto shall be subject to the prior approval of the Ministry in accordance with the Hydrocarbons Law. The National Company shall be appointed as the administrative operator under the Joint Operating Agreement.

6.3	Conduct of Petroleum Operations
The Contractor shall diligently conduct Petroleum Operations in accordance with this Contract, the Hydrocarbons Law and generally accepted practice of the international petroleum industry.

6.4	Maximum Efficient Production Rate

The Contractor and the Ministry shall agree on the Production programs before Production begins in any Field and establish at that time the Maximum Efficient Production Rate for such Field, and will determine the dates on which such levels will be reexamined and potentially revised.

6.5	Working Conditions
The Contractor shall provide acceptable working conditions and access to medical attention and nursing care for all of its local and international personnel and those of its subcontractors while undertaking Petroleum Operations. The Contractor shall also provide living accommodation for personnel based on offshore installations and an additional accommodation allowance in the remuneration of personnel based onshore.

6.6	Discovery of other Minerals
The Contractor shall promptly notify the Ministry of the discovery of any minerals or other substances in the Contract Area. If any Persons are granted a permit or license within the Contract Area for the exploration and exploitation of any minerals or substances other than Hydrocarbons, the Ministry shall take all reasonable measures to ensure that the operations of such Persons will not obstruct the Contractor’s Petroleum Operations. The Contractor shall use all reasonable efforts to avoid any obstruction with such permit holders or licensees’ operations.

6.7	Award of Contracts
The Contractor shall award all the contracts, in accordance with the Local Content Regulation enacted by the Ministry in the Ministerial Decree N.° 1/2014, of 26th of September 2014, to the best qualified subcontractor or to other Person, including the Contractor’s affiliated Companies, on the basis of the cost and the capacity to comply with the contract’s provisions, as long as the Contractor abides by the Article 23.1.

6.7.1	In all the Material Contracts, the Contractor shall:

(a)	call a bid for the contract.

(b)	give preference to the national companies the Contractor thinks that are qualified;

(c)	before awarding a Material Contract, notify and inform the Ministry about the intention of the Contractor to present an offer for such contract;

(d)	include the national companies that have been included in a list provided by the Ministry and that the Contractor regard as competent, in the list of bids for such Material Contract;

(e)	include in the list of bids, any qualified Person the Ministry suggests to be included;

(f)	finish the bid process within a reasonable period of time;

(g)	consider and analyze the submitted offers;

(h)
draft and send to the Ministry a competitive analysis of the offers submitted including the Contractor’s recommendation in terms of the Person that will be awarded with the contract, the underlying reasons and the technical, commercial and contractual conditions to be agreed;

(i)	obtain the Ministry’s approval, which will be regarded as awarded if there is no response to an approval application thirty (30) days after since the reception of the written application; and

(j)	Provide the Ministry with a final copy of the signed contract.
All the amendments or modifications that per se abide by the definition of the Material Contract shall require the prior approval of the Ministry, approval that will be regarded as awarded if there is if there is no response to an approval application thirty (30) days after since the reception of the written application.

6.7.2
Should the Contractor imports and/or use any service, material, equipment, consumables and other goods from a country other than Equatorial Guinea, aware of contravention of this Article or Article 23.1, or otherwise signs a contract aware of contravention of such Articles, their costs shall not he Petroleum Operational Costs and they shall not be recoverable costs by the Contractor.

6.8	Inspection of Petroleum Operations

6.8.1
All Petroleum Operations may be inspected and audited by the Ministry at such intervals as the Ministry deems necessary. The duly commissioned representatives of the Ministry shall have the right, among others, to monitor Petroleum Operations and inspect all equipment, facilities and materials relating to Petroleum Operations, provided that any such inspection shall not unduly delay or impede Petroleum Operations. The representatives of the Ministry inspecting and monitoring Petroleum Operations shall comply with the safety standards of the Contractor.

6.8.2
For the purposes of permitting the exercise of the above-mentioned rights, the Contractor shall provide reasonable assistance to the representatives of the Ministry, including transportation and accommodation, as set forth in Article 6.23.

6.8.3
All costs directly related to the technical inspection, verification and audit of Petroleum Operations or otherwise in connection with the exercise of the Ministry’s rights under this Contract or the performance of the Contractor’s obligations shall be borne by the Contractor and are recoverable as Petroleum Operations Costs in accordance with this Contract, including:

(a)	outbound and return travel expenses;

(b)	local transportation, as necessary, when there is no transportation available under Article 6.8.2;

(c)	accommodation, when such accommodation is necessary to perform the official duties and is not provided under Article 6.8.2; and

(d)
per diems, which shall be adjusted in accordance with such amounts assigned to the ranking of each agent of the Ministry as published in the general budget law of the State approved for such Calendar Year, applicable to all companies in the extraction sector of Hydrocarbons in Equatorial Guinea, as set out in Article 6.23 below.
All travel expenses in (a) and (b) and accommodations in (c) above shall be arranged by Contractor and Contractor shall pay directly to the service providers such costs. As a consequence of the payment of the per diems noted above in (d), Contractor shall not make any payments to or on behalf of any Government of Equatorial Guinea travelers in relation to meals or other incidental or miscellaneous costs incurred by such travelers during such travel, and all such costs shall be for the sole account of such travelers.

6.9	Provision of Information to Ministry

6.9.1
The Contractor shall keep the Ministry fully informed on the performance and status of Petroleum Operations at reasonable intervals and as required under this Contract and of any emergencies or accidents that may have occurred during such operations. Furthermore, the Contractor shall provide the Ministry with all documentation and information that is required to be provided under this Contract and the Hydrocarbons Law and as may otherwise be requested by the Ministry from time to time.

6.9.2	The Contractor shall keep the Ministry informed on a daily basis of the volumes of Hydrocarbons produced from the Contract Area.

6.10	Production of Energy for Own Use
The Contractor shall not produce any energy for its own use unless national production is insufficient or not reliable enough for the demands of the Contractor in its conduct of Petroleum Operations. This restriction does not preclude Contractor from having appropriate and customary back-up generators to provide energy in its conduct of Petroleum Operation. In such event, the energy produced may not be sold to any Person. However, the Contractor may utilize the amounts of Crude Oil and/or Natural Gas necessary for the production of power for use in its offshore facilities.

6.11	Standard of Equipment
The Contractor shall ensure that all equipment, plants, installations and materials used by it comply with the Hydrocarbons Law and generally accepted engineering standards, and that they are duly constructed and maintained in good condition.

6.12	Care of Contractor and the Environment

6.12.1	The Contractor shall take all prudent and necessary steps in accordance with generally accepted practice of the international petroleum industry, the Hydrocarbons Law and this Contract to:

(a)	prevent pollution and protect the environment and living resources;

(b)	ensure that any Hydrocarbons discovered or produced in the Contract Area are handled in a manner that is safe for the environment;

(c)	avoid causing damage to overlying, adjacent and/or underlying formations trapping Hydrocarbon reserves;

(d)	prevent the ingress of water via Wells into strata containing Hydrocarbon reservoirs;

(e)	avoid causing damage to overlying, adjacent and/or underlying aquifers;

(f)	ensure that Petroleum Operations are carried out in accordance with this Contract, the Hydrocarbons Law and all other laws of Equatorial Guinea;

(g)	undertake the precautions necessary for the protection of maritime transportation and the fishing industry and to avoid contamination of the ocean and rivers;

(h)	drill and exploit each Field in such a manner that the interests of Equatorial Guinea are protected; and

(i)	ensure prompt, fair and full compensation for injury to Persons or property caused by the effects of Petroleum Operations.

6.12.2
If the Contractor’s actions result in any pollution or damage to the environment, any Person, living resources, property or otherwise, the Contractor shall immediately take all prudent and necessary measures to remedy such damages and effects thereof and/or any additional measures as may be directed by the Ministry. If the pollution or damage is caused as a result of the negligence or willful misconduct of the Contractor, its subcontractors or any Persons acting on its or their behalf all costs in relation thereof shall not be recoverable as a Petroleum Operations Cost. If the Contractor does not act promptly so as to control or clean-up any pollution or make good any damage caused, the Ministry may, after giving the Contractor reasonable notice in the circumstances, carry out the actions which are prudent or necessary hereunder and under Article 4.5 and all reasonable costs and expenses of such actions shall be borne by the Contractor and shall not be recoverable as a Petroleum Operations Cost.

6.12.3
If the Ministry determines that any works or installations built by the Contractor or any activity undertaken by the Contractor threatens the safety of any Persons or property or causes pollution or harm to the environment, the Ministry shall promptly advise the Contractor of its determination, and may require the Contractor to take all appropriate mitigating measures, consistent with generally accepted practice of the international petroleum industry, to repair any damage caused by the Contractor’s conduct or activities. Furthermore, if the Ministry deems it necessary, it may demand that the Contractor suspend totally or partially the affected Petroleum Operations until the Contractor has taken the appropriate mitigating measures or repaired any damage.

6.12.4
The Contractor shall undertake comprehensive environmental impact assessment studies prior to, during and after major drilling operations. The Contractor shall assume the costs of these studies and such costs shall be recoverable. This requirement is mandatory and the first study shall be presented to the Ministry before the start of the drilling of the first Well in the Contract Area. However, an environmental impact assessment must also be completed prior to undertaking any seismic work in any areas of particular environmental sensitivity specified by the State.

6.13	Re-injection and Flaring of Natural Gas

The Natural Gas that the Contractor does not develop in accordance with this Contract and the Hydrocarbons Law or use in its own operations within the Contract Area shall be re-injected into the structure of the subsoil, and all costs of such reinjection shall be recoverable as a Petroleum Operations Cost. Notwithstanding the foregoing, the Ministry may authorize the combustion of Natural Gas for short periods of time in accordance with the Hydrocarbons Law. The Contractor shall compensate the State for the value of the gas volumes flared without authorization. All such Natural Gas not used in Petroleum Operations by the Contractor or not developed in accordance with this Contract and the Hydrocarbons Law shall remain the sole property of the State.

6.14	Design and Identification of Wells

6.14.1	The Contractor shall conform to the practices generally accepted in the international petroleum industry in the design and drilling of Wells, including their casing and cementation.

6.14.2	Each Well shall be identified by a name or number agreed with the Ministry, which shall be indicated on all maps, plans and other similar records produced by or on behalf of the Contractor.

6.15	Vertical Projection Wells
No Well may be drilled to an objective which is outside the vertical projection of the boundaries of the Contract Area. Controlled direction Wells drilled within the Contract Area from adjacent terrain not covered by this Contract will be considered for all purposes of this Contract as Wells drilled from territory included in the Contract Area, and whose drilling may only be undertaken with the prior approval of the Ministry, and on such terms and conditions as the Ministry may establish. Nothing in this Article has the intention or should be interpreted as a grant of a right of lease, license, servitude or any other right that the Contractor must obtain from the Ministry or other Persons.

6.16	Notification of Commencement of Drilling
The Contractor shall notify the Ministry at least ten (10) Business Days in advance of the commencement of any drilling of any Well set out in an approved Annual Work Program and corresponding Annual Budget or before the resumption of works on any Well whose works have been suspended for more than six (6) months.

6.17	Construction of Facilities
The Contractor shall build arid maintain all facilities necessary for the proper performance of this Contract and the conduct of Petroleum Operations. In order to occupy land necessary for the exercise of its rights and obligations under this Contract, the Contractor shall request the authorization of the Ministry and/or other applicable governmental authorities, which authorization shall be subject to and granted in accordance with Article 6.19, the Hydrocarbons Law and other applicable laws of Equatorial Guinea. The Contractor shall repair any and all damage caused by such circumstances.

6.18	Occupation of Land

6.18.1	In order to carry out Petroleum Operations, the Contractor shall have the right to:

(a)
subject to Articles 6.17 and 6.18.2, occupy the necessary land for the performance of Petroleum Operations and associated activities as set out in paragraphs (b) and (c) below, including lodging for personnel;

(b)
undertake or procure the undertaking of any infrastructure work necessary in normal technical and economic conditions for the carrying out of Petroleum Operations and associated activities such as transport, storage of equipment, materials and extracted substances, establishment of telecommunications equipment and communication lines necessary for the conduct of Petroleum Operations at installations located both offshore and onshore;

(c)	undertake or ensure the undertaking of works necessary for the supply of water to personnel and installation works in accordance with water supply regulations; and

(d)
extract and use or ensure the extraction and utilization of resources (other than Hydrocarbons) from the subsoil necessary for the activities stipulated in paragraphs (a), (b) and (c) above in accordance with relevant regulations.

6.18.2
Occupation of land as mentioned in Article 6.18.1 shall become effective after the Ministry or other applicable governmental authority approves the request submitted by the Contractor indicating and detailing the location of such land and how the Contractor plans to use it, taking the following into consideration:

(a)
if the land belongs to the State, the State shall grant it to the Contractor for occupation and to build its fixed or temporary facilities during the term of this Contract for a fee and on terms to be agreed and such amount shall be considered a Petroleum Operations Cost;

(b)
if the land is private property by traditional or local right according to the Property Registry, then (i) if the occupation is merely temporary or transitory, or for right of way, the Contractor shall reach an agreement with the relevant property owner and the property owner shall reach an agreement with any occupant, tenant or possessor, with regard to the rental to be paid, and the resulting amounts shall be considered recoverable Petroleum Operations Costs, or (ii) if the occupation is permanent, the relevant owner and the Contractor shall reach an agreement regarding matters related to the property’s acquisition and such amounts shall be considered Petroleum Operations Costs;

(c)
if the Contractor and the relevant property owner or occupant, tenant or possessor do not reach an agreement regarding the matters mentioned in paragraph (b) above, the Ministry shall act as a mediator between them and in the event that such mediation does not produce a resolution of the case the dispute shall be resolved by the courts of Equatorial Guinea unless recourse is had to the procedure described in paragraph (d) below;

(d)
the State may proceed to expropriate the land, subject to the prior publication of a decree of compulsory expropriation followed by a fair and reasonable valuation of the land concerned by an expert valuator, In such event the Contractor shall compensate the expropriated property owner in accordance with the value determined by such expert valuator if the State has not done so; such amounts shall be considered recoverable Petroleum Operations Costs;

(e)
the relinquishment, in whole or in part, of the Contract Area, will not affect the Contractor’s rights under Article 6.18.1 to carry out building works and construction of installations, provided that such works and installations are directly related to other activities of the Contractor in the remainder of the Contract Area, as in the case of partial relinquishment, and covered by other production sharing contracts.

6.19	Residence of Personnel
There shall be no restrictions imposed on the entry, residence, free circulation, employment and repatriation of the personnel of the Contractor and its subcontractors, the family of such personnel, or the personal effects of such personnel and his or her family., provided that the Contractor and its subcontractors comply with all applicable laws including employment and social legislation of Equatorial Guinea. The State agrees to grant in a timely manner the entry, work, or residence permits or other permits or authorizations that, in accordance with the Laws of Equatorial Guinea, may be required by the personnel of the Contractor, the Operator or any subcontractor.

6.20	Assistance of Ministry
The Ministry shall assist the Contractor and its subcontractors in obtaining all administrative authorizations and licenses as may be reasonably necessary for the proper execution of Petroleum Operations under this Contract.

6.21	Opening of Branch Office
The Contractor shall, to the extent that it has not already done so, open a representative branch office in Equatorial Guinea within six (6) months following the Effective Date, until such time as an Equatorial Guinean incorporated affiliate is established pursuant to Article 17.1. Such branch office shall always be staffed by at least one (1) representative with sufficient authority to make decisions on behalf of the Contractor.

6.22	Premises
Upon the first Commercial Discovery, the Contractor shall, to the extent that it has not already done so, construct a prestigious building for its offices in Equatorial Guinea using modern and permanent materials and of an appropriate size and design as shall be approved by the Ministry. All costs related to such construction shall be recoverable as Petroleum Operation Costs in accordance with this Contract. Once such construction costs have been recovered by the Contractor, such property shall be owned solely by the State and the Contractor shall pay rent to the State at a price and on terms to be negotiated and such rent shall be considered recoverable Petroleum Operations Costs by the Contractor.

6.23	State Expenses
If, in connection with Contractor’s performance of its obligations under this Contract or for the negotiation of this Contract prior to the Effective Date, or if circumstances emerged regarding this Contract other than as provided in this Section 6.23 of this

Contract, any employee or official of the State, including the Ministry’s personnel and GEPetrol, is required to travel to any location outside the Republic of Equatorial Guinea or as set out in Section 6.8.3 above, and the State agrees, through the Ministry, to permit such employee or official to travel for such purposes, Contractor agrees, subject to the prior mutual agreement of the Parties to such travel, to pay the following amounts to the Ministry, on behalf of the State, for the travel expenses related to the participation of such employees or officials:

(a)
the actual expenses incurred for travel to the location outside of the Republic of Equatorial Guinea and for travel to return to the Republic of Equatorial Guinea and lodging of such employees or officials at the foreign location, and

(b)
to pay to the Ministry, on behalf of the State, for the per diem as provided in the 2017 Budget Law. amount equal to the following for each day such employee or official is out of the Republic of Equatorial Guinea in accordance with the request of CONTRACTOR;

As requested by the Ministry, for travel approved by Company in advance, Company agrees

(i)
As a consequence of the payment of the per diems noted above, Company shall not make any payments to or on behalf of any Government of Equatorial Guinea travelers in relation to meals or other incidental or miscellaneous costs incurred by such travelers during such travel, and all such costs shall be for the sole account of such travelers.

(ii)
The Parties agree that all payments made pursuant to this Section 6.23 by Company to the Ministry, on behalf of the State, and to the provider of services, shall be recoverable expenses under this Contract as Petroleum Operations Costs, The Parties further agree that in relation to all payments made pursuant to this Section 6.23, Company is neither seeking nor shall it/ gain any business or business advantage from the Ministry or the Government of the Republic of Equatorial Guinea as a result of making such payments.

The amounts contemplated pursuant to this Section 6.23 shall be payable by Contractor by wire transfer or check made out to the Ministry in the resulting total amount. Notwithstanding the foregoing, with respect to the actual travel and lodging expenses provided by Section 6.23(a), Contractor may choose to pay such amounts directly to the provider of such services for travel and lodging. The sums paid by Contractor pursuant to this Section 6.23 will be included as cost recoverable Petroleum Operations Costs. As a consequence of the payment of the amounts noted above, Contractor shall not make any payments to or on behalf of any Government employee or official in relation to meals or other incidental or miscellaneous costs incurred by such employee or official during such travel, and all such costs shall be for the sole account of such employee or official.
ARTICLE 7
ROYALTIES, RECOVERY OF PETROLEUM OPERATIONS COSTS, AND DISTRIBUTION OF PRODUCTION

7.1	Royalties

7.1.1
The Contractor shall pay Royalties to the State from the first day of Production based on the daily Total Disposable Production from a Development and Production Area. The calculation shall be determined according to the following table applicable for each tranche:

Daily Total Disposable Production	Percentage of Royalties
0 to 40,000	13%
40,001 to 80,000	14%
80,001 to 120,000	14.5%
1200,001 to 140,000	15%
Over 140,000	16%

7.1.2
The percentage corresponding to the level of Production shall be applied directly. Thus, for example: for a Production level of ninety thousand (90,000) Barrels per day, fourteen point five percent (14.5%) would be applied and the Royalty would be thirteen thousand fifty (13,050) Barrels.

7.2	Cost Recovery Oil

7.2.1
After deducting Royalties, the Contractor shall be entitled to up to seventy percent (70%) of the Total Disposable Production remaining in any Calendar Year for recovery of its Petroleum Operations Costs (Cost Recovery Oil).

7.2.2	The value of the portion of Total Disposable Production assigned to the Contractor’s Petroleum Operations Costs recovered will be determined in accordance with Article 10.

7.2.3
If, during any Calendar Year, the Petroleum Operations Costs not yet recovered by the Contractor in accordance with this Contract exceed the value of the maximum amount of available Cost Recovery Oil, the portion of Petroleum Operations Costs not recovered in the said Year will be carried forward to the following Calendar Year for recovery purposes.

7.3	Net Crude Oil
The quantity of Total Disposable Production remaining every Year after the deduction of Royalties and Cost Recovery Oil will hereafter be referred to as Net Crude Oil, which will be shared between the State and the Contractor in the following proportions:

Accumulated Total Production (Million Barrels)	Entitlement of the State (%)	Entitlement of the Contractor (%)
0 – 70	20	80
70 – 140	30	70
140 – 200	35	65
200 – 400	40	60
over 400	50	50

7.4	Delivery of State’s Entitlement
The State’s share of Crude Oil to which it is entitled pursuant to Articles 7.1 and 7.3 shall be delivered to and accepted by the State or the Person appointed by it at the Delivery Point. The Contractor shall be free from all responsibility with respect to such Crude Oil from the time it has been delivered, However, should the State so require, the Contractor shall be obliged to purchase all or part of the State’s share of Total Disposable Production, subject to the provisions of Article 7.5.

7.5	Price Obtained by Contractor

7.5.1
If, pursuant to Article 7.4, the State requires the Contractor to purchase its share of Crude Oil, the State shall advise the Contractor of its next scheduled shipment at least three (3) months in advance, and the Ministry and the Contractor shall come to a mutual agreement as to the terms and conditions of such sale and purchase. In the event that three (3) months advance notice is not given, or they do not reach an agreement as to the terms and conditions of the sale and purchase, the Contractor shall not be obliged to purchase said Crude Oil.

7.5.2
The Ministry shall be entitled to compare the price for its Crude Oil obtained from the Contractor with similar market quotations. In the event that it is shown that the price obtained from the Contractor differs substantially from the quotations in similar markets, the Ministry shall have the right to evaluate the Contractor’s sales and marketing operations and, if justified, cancel any sales agreement between the State and the Contractor, without prejudice to any claim that the State may have against the Contractor with respect to the matters under dispute.

7.6	Export of Entitlement
Subject to Article 12 and the Hydrocarbons Law, each Party comprising the Contractor has the right to take, receive and freely export its share of Net Crude Oil and Cost Recovery Oil, provided it uses the services of an Equatoguinean Crude Oil maritime transport company, an international company associated with the National Company or any other local business that is able to provide the services under conditions that are internationally competitive in terms of price, quality, terms of payment and availability in accordance with Article 23.1. The Contractor will have the option to hire a company of its choice, should no local company be available to deliver such service.

7.7	Title to Contractor’s Entitlement
Title to the Contractor’s portion of Net Crude Oil and Cost Recovery Oil shall pass to the Contractor at the Delivery Point.
ARTICLE 8
PARTICIPATION INTERESTS

8.1	Liability for Petroleum Operations Costs
Subject to Article 8.2, the Parties comprising the Contractor shall fund, bear and pay all costs and expenses for Petroleum Operations under this Contract and the Joint Operating Agreement in the proportions set forth in Article 1.3. Each of the Parties comprising the Contractor shall be represented on the operating committee under the JOA and shall have voting rights as provided therein.

8.2	Participation Interest of the National Company

8.2.1
The National Company’s Participation Interest will be carried and paid for in full by the other Parties comprising the Contractor (other than the National Company) in proportion to their respective Participation Interests (other than the National Company’s) through the Exploration Period. At approval of the Development and Production Plan, the National Company shall convert its carried Participation Interest into a full working Participation Interest in accordance with the Hydrocarbons Law. From that point on, the National Company shall be responsible for all its costs in respect of the area covered by the approved Development and Production Plan. For the avoidance of doubt, the National Company’s Participation Interest in respect of the remainder of the Contract Area shall continue to be carried and paid for by the Parties comprising the Contractor (other than the National Company) in proportion to their respective Participation Interests (not including the National Company’s) until such time as the National Company elects to convert its carried interest into a full working interest.

8.2.2
The costs, expenditures and obligations, including the costs incurred pursuant to Article 6.23, incurred by the Parties comprising the Contractor (other than the National Company) in relation to the National Company’s carried Participation Interest shall be recoverable by the Parties comprising the Contractor (other than the National Company) in accordance with the provisions of this Contract and the Hydrocarbons Law.

8.2.3
The Parties comprising the Contractor (other than the National Company) shall recover the costs and expenditures in relation to the National Company’s carried Participation Interest from fifty percent (50%) of the Hydrocarbons corresponding to the National Company’s total entitlement in accordance with Articles 7.2 and 7.3.

ARTICLE 9
TAXATION

9.1	Payment of Taxes
Except as otherwise provided in this Contract, the Contractor, its subcontractors and affiliates and their respective employees, agents, consultants and other personnel shall be subject to the Tax Law, Customs Law and all regulations passed pursuant thereto, as well as CEMAC (Central African Economic and Monetary Community) and fiscal and customs laws of Equatorial Guinea,

9.2	Audit Rights
The provisions of Article 16 shall apply to Income Tax, Royalty payments and to all other obligations under this Contract.
ARTICLE 10
VALUATION OF CRUDE OIL

10.1	Market Price

10.1.1
The unit selling price of Crude Oil under this Contract shall be the FOB Market Price at the Delivery Point, expressed in Dollars per Barrel and calculated in accordance with this Article 10.1. A Market Price shall be established for each type of Crude Oil or Crude Oil blend in accordance with this Article 10.1.

10.1.2
The Market Price applicable to all liftings of Crude Oil sold to third Parties under market conditions during one Quarter shall be the agreed selling price, adjusted, as necessary, to reflect differentials in quality, gravity, quantity, delivery conditions and terms of payment.

10.1.3
Before the period in which a price for Crude Oil is quoted by Platts for the Field from where Crude Oil is sold, the Market Price applicable to all liftings of Crude Oil sold to a Contractor’s Affiliate and later sold to a third party, will be the value received under the Contract under market conditions with the said third party, adjusted, as necessary, to reflect differentials in quality, gravity, quantity, delivery conditions and terms of payment. Should there be no price quoted by Platts for the produced Crude Oil, the Contractor and the Ministry shall meet to establish a differential related to a crude marker quoted by Plans to reflect the differential in terms of quality and the commercial differentials, The meeting shall be held six months after the introduction in the market; all the Persons comprising the Contractor and participating in the marketing of Crude Oil during that period of six months, shall attend such meetings with the Ministry.

10.1.4
The Market Price applicable to all liftings of Crude Oil sold to a Contractor’s Affiliate after having set a quoted price during a Quarter will be calculated by summing up the average of high and low quotes for Dated Brent according to the data published in the five (5) consecutive issues of the Platts Bulletin for the Crude Oil Market (including all corrections) posterior to the lifting informed date and the differential average between the sold Crude Oil and the Dated Brent one as published in the Platts Crude for the period starting on the fifteenth day (15th) day and ends on the last day of the Month of the Load Commercialization (inclusive).

This is given by the following formula:
Price = A+ B, where:

A=
average o the high and low quotes of Brent Dating according to the according to the data published in the five (5) consecutive issues of the Platts Bulletin for the Crude Oil Market (including all corrections) posterior to the lifting informed date.

B=
differential average between the quality of the sold Crude Oil and the Dated Brent as published in the Platts Crude for the period starting on the fifteenth day (15th) day and ends on the last day of the Month of the Load Commercialization (inclusive).

Should the qualities of the Crude Oil produced from the Field not correspond, within tolerable bounds, a “C” adjustment will be created to bear in mind the differentials associated with the qualities that do not coincide with A and B. In such case, the Market Price formula will be modified as follows:
Price =A +B +C
Should the used Crude Oil stop being quoted to calculate the Market Price, the Ministry and the Contractor shall agree upon the Crude Oil which most closely resembles the Crude Oil whose prices are no longer quoted, in order to calculate the Market Price.

10.1.5
The Market Price applicable to all liftings of Crude Oil during one Quarter shall be equivalent to the weighted average of the prices obtained by the Parties comprising the Contractor, with the exception of the National Company, for all Crude Oil sold and valued in accordance with Articles10.1.2, 10.1.3 and 10.1.4.

10.1.6	The following transactions shall be excluded from the calculation of the Market Price:

a)	Sales between Crude Oil providers and the national market; and

b)
Sales in which the compensation is different from a payment in a freely convertible currency, and sales totally or partially conducted due to reasons different from common commercial incentives for Crude Oil Sales in the international market (such as exchange contracts).

10.2	Disagreement of Market Price

10.2.1
The Contractor and the Ministry shall agree the Market Price in accordance with this Article 10; in the event that they are unable to agree on any matter concerning the Market Price of Crude Oil, either the Contractor or the Ministry may serve on the other a dispute notice. Within seven (7) days of the date of the dispute notice the Ministry shall establish a committee of two (2) Persons of which the Minister of Mines, Industry and Energy or his delegate will be the President and the other committee member will be a representative designated by the Contractor to represent it. The committee must meet and make a decision resolving any dispute under this Article 10 within thirty (30) days of the date of the dispute notice. The committee shall unanimously decide the dispute.

10.2.2
In the event a unanimous decision is not reached by the committee within the aforementioned thirty (30) day period, the dispute shall be determined by an internationally recognized expert appointed by the International Chamber of Commerce in accordance with its Rules for Expertise (ICC Expertise Rules). The determination of the expert shall be final and binding on the Parties. The expert shall determine the Market Price in accordance with the provisions of this Article 10 within twenty (20) days from the date of his appointment. The determination of the expert shall be final and binding upon the Parties, and, if should it not be complied with pursuant to Equatorial Guinea legislation, either Parties may refer the matter to arbitration under Article 26 to reach a final and binding decision. Unless otherwise determined by the expert, the costs and expenses of such expert shall be shared proportionately by the Parties on a per capita basis and the Contractor’s share shall not be cost recoverable.

10.2.3
Pending the determination of the Market Price for a Quarter, the Market Price provisionally applicable to a Quarter shall be the Market Price of the preceding Quarter. Any necessary adjustment shall be made no later than thirty (30) days after the determination of the Market Price for the Quarter in question.

10.3	Payment Deadline to the State of the Market Price should the Contractor Commercialize the State Crude Oil.
According to Article 7.5, when the Contractor commercializes Crude Oil belonging to the State in favour of the State and the payment deadline has not been individually set under an Oil Commercialization Agreement with the State, within ten (10) days following every lifting, the Contractor shall provide the Ministry with full details relating to the prices resulting from the sale of each State Crude Oil lifting and Contractor shall forward the amounts resulting from such sales to the State within fourteen (14) days of receipt of such funds.

10.4	Audit of Market Price
The Ministry shall be entitled to audit and verify that the price obtained by the Contractor for each shipment of Crude Oil has been the price determined in accordance with this Contract. The Ministry has the right, during a period of two (2) Years from the transaction date, to assess the marketing practices of the Contractor and require the Contractor to pay the State for the difference between the price actually obtained and the Market Price determined in accordance with this Article 10. The disagreements with regard to the Market Price will be resolved in accordance with Article 10.2.2.
ARTICLE 11
BONUSES AND SURFACE RENTAL

11.1	Signature Bonus
The Contractor shall pay to the State a signature bonus of two million Dollars ($2,000,000) within thirty (30) days of the Effective Date.

11.2	Discovery Bonus
On the date the Contractor notifies the Ministry for the first time that it deems a Discovery to be a Commercial Discovery in compliance with the provisions of Article 5.4, the Contractor shall pay to the State the sum of two million Dollars ($2,000,000).

11.3	Production Bonuses
The Contractor shall pay to the State the following sums as Production bonuses:

(a)	on the date of start Production of Crude Oil from a Development and Production Area, two million Dollars ($2,000,000);

(b)	two million Dollars ($2,000,000) after daily Production from a Development and Production Area first averages 20,000 Barrels per day for a period of sixty (60) consecutive days;

(c)	three million Dollars ($3,000,000) after daily Production from a Development and Production Area first averages 40,000 Barrels per day for a period of sixty (60) consecutive days;

(d)	five million Dollars ($5,000,000) after daily Production from a Development and Production Area first averages 60,000 Barrels per day for a period of sixty (60) consecutive days; and

(e)	six million Dollars ($6,000,000) after daily Production from a Development and Production Area first averages 120,000 Barrels per day for a period of sixty (60) consecutive days.
Such payments shall be made within thirty (30) days of the date that the liability accrues.

11.4	Surface Rentals

11.4.1	The Contractor shall pay to the State the following annual surface rentals:

(a)
zero point twenty five Dollars ($0.25) per hectare of the Contract Area annually, for each Calendar Year or part thereof, during the Initial Exploration Period, the Extension Periods or any extension thereof; or

(b)	two point five Dollars ($2.50) per hectare for each Development and Production Area, annually for each Calendar Year or part thereof, during the term of the relevant Development and Production period.

11.4.2
For the Year in which this Contract is signed, the surface rental set forth in Article 11.4.1(a) shall be prorated from the Effective Date through to 31 December of such Year and shall be paid within thirty (30) days after the Effective Date. For succeeding Years the surface rentals set forth in Article 11.4.1(a) and (b) shall be paid in advance not less than thirty (30) days before the beginning of each Calendar Year.

For the Calendar Year in which any Development and Production Area is granted the surface rental set forth in Article 11.4.1(a) and (b) shall be prorated from the date in which such Development and Production Plan is approved up to 31 December of said Calendar Year, and the additional sum shall be paid within thirty (30) days after the approval of the Development and Production Area. For succeeding Calendar Years the surface rental set forth in Article 11.4.1(b) shall be paid within thirty (30) calendar days after the beginning of each Calendar Year.

11.4.3
Surface rentals shall be calculated based on the surface of the Contract Area and, where applicable, of a Development and Production Area occupied by the Contractor on the date of payment of such surface rentals. For the avoidance of doubt, this shall exclude any relinquished areas. In the event of relinquishments made during a Calendar Year, the Contractor shall have no right to be reimbursed for the surface rentals already paid.

ARTICLE 12
OBLIGATION TO SUPPLY DOMESTIC MARKET

12.1	Obligation to Supply
In accordance with the Hydrocarbons Law, the Contractor shall meet as a priority the needs of domestic Hydrocarbon consumption, in Equatorial Guinea. For this purpose, and in accordance with the provisions of Articles 86 and 87 of the Hydrocarbons Law, if the State so requests, the Parties comprising the Contractor (other than the National Company, together with all other contractors which produce Net Crude Oil and/or Net Natural Gas, shall sell to the State, at the Delivery Point at international market price at terms to be agreed, a pro rata portion of its Net Crude Oil and/or Net Natural Gas for internal consumption in the country, provided that Contractor’s obligation to supply Net Crude Oil and/or Net Natural Gas for purposes of meeting the domestic consumption needs shall not exceed the total of Contractor’s entitlement of Gross Production of Net Crude Oil and/or Net Natural Gas after deduction of the State’s Royalty under this Contract.

12.2	Notification from Ministry
No later than the first day of October of each Calendar Year, the Ministry shall notify the Parties comprising the Contractor (other than the National Company) of the quantities of Crude Oil and/or Natural Gas which it desires to purchase under this Article 12 for the subsequent Calendar Year. The Crude Oil and/or Natural Gas shall be delivered to the State or to the beneficiary designated by the State during such Calendar Year according to procedures to be agreed between the Ministry and the Contractor.
ARTICLE 13
NATURAL GAS

13.1	Unassociated Natural Gas

13.1.1
In the event of an Unassociated Natural Gas Discovery, the Contractor shall comply with the provisions of Article 5.2. However, if the Appraisal work program presented by the Contractor following the Discovery of Unassociated Natural Gas has a duration exceeding that of the Initial Exploration Period or any of its extensions, the Contractor may request from the Ministry an extension of the relevant Exploration Period with respect to the Appraisal Area related to such Discovery for a period of up to four (4) Years starting from the expiry of the Initial Exploration Period or any of its Extension Periods, as appropriate. The Contractor shall request the aforementioned extension at least sixty (60) days prior to the expiry of the relevant period.

13.1.2
If the Contractor considers that the Unassociated Natural Gas Discovery does not warrant Appraisal or further Appraisal, in conformity with the provisions of Article 5.12, the Ministry may, with ninety (90) days’ advance notice, require the Contractor to relinquish all of its rights over the Appraisal Area encompassing such Discovery.

13.1.3
In the same manner, if after completion of the Appraisal work, the Contractor considers that the Unassociated Natural Gas Discovery is not commercial, the Ministry may, with ninety (90) days’ advance notice, require the Contractor to relinquish all of its rights over the Appraisal Area encompassing such Discovery.

13.1.4	In both the above cases the Contractor shall be deemed to have waived all its rights to the Hydrocarbons produced from such Unassociated Natural Gas Discovery, and the State may then carry out, or cause to be carried out, all the Petroleum Operations relating to that Discovery, without compensation or indemnification to the Contractor, provided, however, that such work shall not prejudice the performance of other Petroleum Operations of the Contractor. The Ministry may request that the Contractor undertake all continuing operations for a fee and on terms to be agreed between the Ministry and the Contractor.

13.2	Associated Natural Gas

13.2.1
In the event that a Discovery of Crude Oil is considered to be a Commercial Discovery, the Contractor shall state in the report referred to in Article 5.3 whether it considers that the Production of Associated Natural Gas is likely to exceed the quantities necessary for the requirements of Petroleum Operations relating to the Production of Crude Oil (including re-injection operations), and whether it considers that such excess is capable of being produced in commercial quantities. In the event the Contractor has informed the Ministry of such an excess, the Ministry and the Contractor shall jointly assess the possible markets and uses for such excess of Associated Natural Gas, both on the local market and for export (including the possibility of joint marketing of their shares of Production of that excess of Associated Natural Gas in the event such excess would not otherwise be commercially exploitable), together with the means necessary for its marketing.

13.2.2
In the event the Ministry and the Contractor should decide that the Development of the excess Associated Natural Gas is justified, or in the event the Contractor should wish to develop and produce such excess, the Contractor shall indicate in the Development and Production Plan the additional facilities necessary for the Development and Production of such excess and its estimate of the costs related thereto. The Contractor shall then proceed with the Development and Production of such excess in accordance with the Development and Production Plan submitted and approved by the Ministry under Article 5.5. A similar procedure shall be applicable if the sale or marketing of Associated Natural Gas is agreed during the Production of a Field.

13.2.3
In the event the Contractor does not consider the exploitation of the excess Associated Natural Gas is justified and if the State at any time wishes to utilize it, the Ministry shall notify the Contractor of the State’s wish, in which event:

(a)	the Contractor shall put at the disposal of the State free of charge the Crude Oil and Associated Natural Gas separation facilities for all or part of such excess that the State wishes to utilize;

(b)
the State shall be responsible for the gathering, treatment, compression and transportation of such excess Associated Natural Gas from the receiving point at the Contractor’s facilities and for bearing any additional costs and liabilities related thereto; and

(c)
the construction of the facilities necessary for the operations referred to in paragraph (b) above, together with the recovery of that excess by the State shall be carried out in accordance with generally accepted practice of the international petroleum industry.

13.2.4	In no event shall the Operations carried out by the State in relation to such Associated Natural Gas interfere with Petroleum Operations of the Contractor.

13.2.5
Any excess Associated Natural Gas not utilized in accordance with Articles 13.2.1, 13.2.2 and 13.2.3 shall be re-injected by the Contractor in accordance with Article 6.14. Flaring will be permitted only in accordance with the Hydrocarbons Law and is subject to the approval of the Ministry. The Contractor shall be permitted to flare Associated Natural Gas without the approval of the Ministry in the event of an emergency, provided that every effort is made to diminish and extinguish such flaring of Natural Gas as soon as possible. The Ministry has the right to offtake, free of charge, at the wellhead or gas oil separator all Natural Gas that would otherwise be re-injected or flared by the Contractor.

13.3	Provisions Common to Associated and Unassociated Natural Gas

13.3.1
The Contractor shall dispose of its share of the Production of Natural Gas in accordance with this Contract and the Hydrocarbons Law. The provisions of this Contract applicable to Crude Oil shall apply mutatis mutandis to Natural Gas unless otherwise specified herein.

13.3.2
The selling price for all Natural Gas to be sold in the domestic market shall be set by the Ministry in accordance with the Hydrocarbons Law. The selling price for all Natural Gas to be sold outside of the domestic market shall be as agreed between the Ministry and the Contractor. The Ministry and Contractor shall proceed in good faith to negotiate a gas sales agreement, if required.

13.3.3
For the purposes of Articles 7.3 and 11.3, the quantities of available Natural Gas after deduction of the quantities re-injected, flared or necessary for the conduct of Petroleum Operations shall be expressed in a number of Barrels of Crude Oil on a BTU equivalent energy content basis adjusted monthly by a commercially appropriate factor relating the price of Natural Gas with the price of Crude Oil in terms of the provisions of Article 10.3, unless otherwise agreed between the Ministry and the Contractor.

13.3.4	The provisions of Article 7.2 in respect of cost recovery shall apply mutatis mutandis to the Production of Natural Gas.

13.3.5
The quantity of Natural Gas produced and saved from the Contract Area which remains after the Contractor has taken the portion for the recovery of Petroleum Operations Costs pursuant to Article 13.3.4 shall be referred to as Net Natural Gas.

13.3.6
Subject to the Hydrocarbons Law, the Ministry and the Contractor hereby agree that, in the case of Natural Gas Production, they shall reach separate agreements and arrangements with respect to the sale and marketing of Natural Gas.

ARTICLE 14
CUSTOMS REGULATIONS

14.1	Importation of Goods, etcetera

14.1.1
In accordance with the stipulations of Articles 63 and 64 of the Hydrocarbons Law, the Contractor shall be permitted to import into Equatorial Guinea all the goods, materials, machinery, equipment and consumer goods directly necessary to properly carry out Petroleum Operations in its own name or in the name of its sub-contractors or other Persons acting on its or their behalf.

14.1.2	For the purpose of this Contract, the Contractor shall benefit from the following advantages:

(a)
All materials, products, machinery, equipment and tools necessary for Petroleum Operations, provided that these goods, which are exclusively destined and actually dedicated directly to Petroleum Operations and that are destined to be re-exported at the end of their use, will be treated as imported under the conditions stipulated in the Customs Code, the importation in compliance with the regulations of Temporary Admission (TA) or Temporary Imports (TI), either normal or special, whichever is the case for the Contractor, for its sub-contractors and Persons acting on its or their behalf, of all materials, products, machinery, equipment and tools necessary for Petroleum Operations; and

(b)
Admission with exemption from any tax and/or duty of all materials, products, machinery, equipment and tools totally used or consumed in Equatorial Guinea, exclusively and effectively devoted to Hydrocarbon prospecting, Exploration, Development, and Production Operations subject to this Contract. This exemption applies to imports directly made by the Contractor, its subcontractors and Persons acting on its behalf, on condition that a certificate of end use is issued.

14.1.3
Apart from the exemptions established in the above paragraphs of this Article 14 and the items referred to in Article 14.1.4, which are waivers that may be granted by the Government according to the law, all goods, materials, products, machinery and equipment imported or exported by the Contractor shall be subject to taxes and/or duties, in accordance with the customs legislation in force in Equatorial Guinea.

14.1.4
The Contractor shall follow the procedures to obtain such waivers, according to the Decree 134/2015 of 2nd of November 2015. The Government shall grant those waivers in accordance with the law to import all goods, materials, machinery, equipment and consumer goods directly needed to implement such Petroleum Operations on behalf of the Contractor or on behalf of its subcontractors or other Persons acting on behalf of the Contractor or its subcontractors in such a way that the import of these items be free and exempt from all customs duties, taxes and fees different from charges resulting from the delivery of the services needed to comply with customs legislation.

14.2	Oil Export Rights
Subject to Article 12, the Contractor, its purchasers and transporters will have the right to export and at any time the quantities of Cost Recovery Oil and Net Crude Oil belonging to the Contractor from the Delivery Point selected for this purpose free of taxes and/or duties and fees different from charges resulting from the delivery of the services needed to comply with customs legislation.

14.3	Export of Goods and Materials that have not been transferred to the State
In compliance with the customs obligations as set out in this Contract and regulations currently in force, the Contractor, its subcontractors and Persons acting on its or their behalf may export or re-export, free of taxes, import duties and fees different from charges resulting from the delivery of the services needed to comply with customs legislation, goods imported within the framework of this Contract when they are no longer necessary for Petroleum Operations, provided that their ownership has not been transferred to the State in accordance with the terms of this Contract. However, all goods not subject to rental, which from a financial and accounting position are already cost-recovered, will not be re-exported under any customs regime.

14.4	Customs Documentation
All imports, exports and re-exports in the framework of this Contract shall be subject to the formal procedures required by customs authorities pertaining to documentation, except in the case of an emergency requiring urgent action, in which Contractor shall submit all required documentation as soon as it reasonably can, but not later than ten (10) days after the arrival of the goods in Equatorial Guinea,

14.5	Exclusion of Penalties and Fines related to Petroleum Operations Costs
Should the Contractor or their subcontractors, representatives or agents be considered liable for the payment of fines, penalties or any other legal duties related to any non-compliance with the laws related to the use and enjoyment by the Contractor of the benefits described in Article 14, such fines, penalties or other legal duties shall be excluded from the Petroleum Operational Costs of the Contractor.

14.6	Imports and Exports by Foreign Personnel
Subject to Article 14.5, the foreign personnel appointed to work in Equatorial Guinea on behalf of the Contractor or its subcontractors and their families, shall be permitted to import their personal belongings and household articles in bulk shipments free of any kind of customs duties, taxes or fees different from charges resulting from the delivery of the services needed to comply with customs legislation within the first year as from their initial entrance in Equatorial Guinea and, then, every two years. Any shipment for subsequent resale shall not be considered as personal belongings. The personal belongings and household articles that have been exempt from import duties and fees shall also be exempt from export duties and fees once the subsequent export has taken place.
ARTICLE 15
FOREIGN CURRENCY

15.1	Exchange Control Laws
The Contractor and its subcontractors and all Persons acting on its or their behalf must comply with all applicable exchange control laws of Equatorial Guinea. However, as long as they shall have met their respective payment and tax obligations under this Contract and the laws of Equatorial Guinea, they shall benefit, during the term of this Contract, from the following rights regarding Petroleum Operations:

(a)	to retain or dispose of any proceeds outside of Equatorial Guinea including any proceeds from the sale of its or their share of Hydrocarbons;

(b)
to pay foreign subcontractors and expatriate employees of the Contractor, outside of Equatorial Guinea, after deduction of the relevant taxes in Equatorial Guinea. For this purpose, the Contractor may open and use freely bank accounts in Dollars or in other currencies in banks of its choice in Equatorial Guinea and abroad. Notwithstanding the foregoing, while this

Contract is in force the Contractor and each of its subcontractors shall establish and maintain a bank account in a national banking institution in Equatorial Guinea, which shall have the Minimum Retention as set out in Article 1.1.77, which has been approved by the Ministry and, in the case of subcontractors, the minimum amount set by the Ministry from time to time;

(c)
to transfer such funds as the Contractor or its subcontractors shall have imported into Equatorial Guinea, or earned from Petroleum Operations, or from the proceeds of the sale or lease of goods or performance of services under this Contract;

(d)
to obtain abroad loans required for the performance of their activities under this Contract, provided that the Ministry shall have approved the terms of such loan, including the rate of interest and terms of repayment, whose approval shall not be unreasonably withheld or delayed);

(e)
to collect and maintain abroad all the funds acquired or borrowed abroad, and to freely dispose thereof, limited to the amounts that exceed the requirement of funds for their operations in Equatorial Guinea; and

(f)	free movement of funds owned by them according to the laws of Equatorial Guinea.

15.2	Report on Foreign Exchange Transactions
The Contractor and its subcontractors shall submit to the Ministry of Finance and Budgets, within forty-five (45) days of the end of each Quarter, a report with details of any foreign exchange transactions made during the preceding Quarter, including any transactions directly related) to Petroleum Operations on accounts opened abroad and made in accordance with the provisions of Article 15.1.

15.3	Freedom of Exchange
The Contractor’s and its subcontractors’ expatriate employees shall be permitted, in accordance with the regulations then in effect in Equatorial Guinea, to freely exchange and to freely transfer to their country of origin any savings arising from their salaries, as well as any retirement and personal benefits paid by or for such employees, provided they have met their tax obligations in Equatorial Guinea.
ARTICLE 16
BOOKS, ACCOUNTS, AUDITS AND PAYMENTS

16.1	Maintenance of Records and Books

16.1.1
The Contractor shall at all times maintain at its offices in Equatorial Guinea the original records and books of Petroleum Operations in accordance with all applicable regulations and the Accounting Procedure.

16.1.2
All records and books shall be maintained in the Spanish and English languages and be denominated in Dollars, or such other currency as shall be requested by the Ministry from time to time. They shall be supported by detailed documents demonstrating the expenses and receipts of the Contractor under this Contract. Such records and books shall be used to determine the Contractor’s Gross Revenues, Petroleum Operations Costs and net profits, and to establish the Contractor’s Income

Tax and other payment obligations. Such records and books shall also include the Contractor’s accounts showing sales of Hydrocarbons.

16.2	Submission of Accounts
Within ninety (90) days after the end of a Calendar Year, the Contractor shall submit to the Ministry detailed accounts showing the Petroleum Operations Costs which the Contractor has incurred during such Calendar Year. The Contractor may request the approval of the Ministry for an additional extension of up to thirty (30) days; such approval shall not be unreasonably withheld or delayed. The accounts shall be certified by an independent external auditor acceptable to the Ministry and the Contractor. The expenses of such an auditor shall be met by the Contractor and shall be deemed a Petroleum Operations Cost.

16.3	Audit of Ministry

16.3.1
After notifying the Contractor, the Ministry may have experts of its choice or its own agents examine and audit any records and books relating to Petroleum Operations. The Ministry has a period of three (3) years from the date the Contractor submits to the Ministry such records and books in accordance with Article 16.2, to perform such examinations or audits with respect to the said Calendar Year and submit its objections to the Contractor for any contradictions or errors found during such examinations or audits.

16.3.2
The Contractor shall provide to the Persons designated by the Ministry any necessary assistance for the foregoing purpose and facilitate the performance of their duties. The Contractor shall bear all reasonable expenses incurred in such examination or audit, which shall be recoverable as Petroleum Operations Costs. However, any expenses incurred for the audit and inspection of accounting books and records outside of Equatorial Guinea due to the Contractor’s non-compliance with this Article 16 shall be borne by the Contractor and will not be recoverable as a Petroleum Operations Cost or deductible for tax purposes.

16.3.3
In the event of a disagreement between the Ministry and the Contractor in relation to the results of any examination or audit, the dispute shall be determined by an internationally recognized expert appointed by the International Chamber of Commerce in accordance with its Rules for Expertise (ICC Expertise Rules). The determination of the expert shall be final and binding on the Parties. Unless otherwise determined by the expert, the costs and expenses of such expert shall be met proportionately by the Parties on a per capita basis and the Contractor’s share shall not be a Petroleum Operations Cost.

16.4	Currency and Account of Payments

16.4.1
All payments between the Parties under this Contract shall, unless otherwise agreed, be in Dollars, or such other currency as shall be requested by the Ministry from time to time. Subject to Article 16.4.2, when the receiving Party is the State, payments shall be made to the General Treasury of the State, and when the receiving Party is the Contractor, payments shall be made to a bank account designated by the Contractor and notified to the Ministry.

16.4.2	All payments to be made to the Ministry pursuant to Article 23.2.2 shall be made to such account as shall be notified) to the Contractor.

16.5	Timing and Overdue Payments
Unless otherwise agreed, all payments under this Contract shall be made within thirty (30) days following the date on which the obligation to make such payment occurs. In the event of a delay in payment the amount due shall bear interest compounded monthly at the rate of LIBOR plus two percent (2%) per annum.
ARTICLE 17
TRANSFER, ASSIGNMENT AND CHANGE OF CONTROL

17.1	Transfer to Equatoguinean Affiliate
Within the second (2”) Calendar Year following the Effective Date, to the extent that they have not already done so, each of the Parties comprising the Contractor (other than the National Company) shall incorporate an Affiliate under the laws of Equatorial Guinea and OHADA and shall assign all of its rights and obligations in and under this Contract, the Joint Operating Agreement and any other agreement relating to Petroleum Operations to such Affiliate. After such transfer, all of the rights and obligations of the Parties comprising the Contractor under this Contract, the Joint Operating Agreement and any other agreements relating to Petroleum Operations shall be assumed by such Affiliate(s). Any assignment or transfer under this Article 17.1 shall not be subject to the provisions of Articles 17.2 and 17.3. The foregoing assignment or transfer shall not affect any parent company or bank guarantee provided pursuant to this Contact.

17.1.1
As to the withholding tax on dividends, pursuant to Article 237 of Law Number 4/2004 dated October 28, 2004, Regulating the Taxation System of the Republic of Equatorial Guinea (the “Dividend Withholding Tax”):

For a Field for which the Development and Production Plan has been approved by the Ministry in accordance with Article 5.5 above, the Dividend Withholding Tax will not accrue or be due and payable and is waived in its entirety (“Withholding Tax Waiver”) for ten (10) Calendar Years commencing with first commercial production from such qualifying Field.

17.2	Assignment, Transfer, Change of Control

17.2.1
The assignment, transfer, or other disposition of the rights and/or obligations of a Party comprising the Contractor shall require the prior consent of the Ministry. Any request for authorization shall be accompanied by all information related to the assignment, transfer, or other disposition including all legal instruments, in final draft form, to be used to carry out the proposed transaction, the identity of all parties to the transaction, the estimated value of the transaction and whether the consideration is payable in kind, securities, cash or otherwise. Such assignment, transfer, or other disposition shall be subject to the payment of a non-recoverable, non-deductible fee (“Transfer Fee”) of (i) one percent (1%) of Book Value of the assignment, transfer, or disposition when such occurs during the Exploration Periods, and (ii) two percent (2%) of Book Value of the assignment, transfer, or disposition when such occurs during Development and Production Operations, and other non-monetary requirements stipulated in the authorization issued by the Ministry. The assignee and the assignor shall be jointly and severally liable for the payment of such Transfer Fee and for the fulfillment of any other requirements. If within ninety (90) days following notification to the Ministry of a proposed assignment accompanied by the necessary information to prove the technical and financial means of the assignee as well as the terms and conditions of assignment, the Ministry has not given notice of his opposition with reasonable justification, such assignment shall be deemed to have been approved by the Ministry.
Any assignment, transfer, or other disposition of the rights and/or obligations of a Party comprising the Contractor to an Affiliate shall not be subject to the Transfer Fee.

17.2.2	All assignees must:

(i)	have the technical and financial ability to meet its obligations under this Contract;

(ii)	in relation to the interest assigned, accept and assume all of the terms and conditions of this Contract, the Joint Operating Agreement and any other agreements relating to Petroleum Operations; and

(iii)	be an entity with which the Ministry and each of the Parties comprising the Contractor can legally do transactions.

17.2.3
All profits resulting from any assignment, transfer or other disposition of any rights and/or obligations under this Contract, regardless of the type and location of the transaction, shall be subject to taxation in conformity of the Tax Law of Equatorial Guinea.

17.2.4
Subject to Article 104 of the Hydrocarbon Law and Article 168 of the Petroleum Regulations, each and every one of the Parties comprising the Contractor shall have the right to sell, grant, hand over, transfer or dispose in any other manner all or part of their rights and interests in the Contract, subject to the prior written consent of the Ministry, which shall not be withheld or delayed with no justified reason:

(a)	To a wholly owned Affiliate;

(b)	To the beneficiary of the transfer as foreseen in Article 17.1;

(c)	To any of the other Parties comprising the Contractor; or

(d)	To third parties.

17.2.5
If there is an assignment or transfer all or part of their rights and interests in the Contract by Company to a third party, the third party assignee will purchase all existing data packages (both seismic and well) over the Area for one million five hundred thousand Dollars ($1,500,000).

17.3	Change of Control
For the purposes of this Article 17 the transfer of ownership of more than fifty percent (50%) of the shares of any Party comprising the Contractor (other than the National Company) or any similar transfer that results in a change of Control shall be deemed to be an assignment of contractual rights under this Contract and consequently subject to the terms and conditions of this Article 17, except for the cases of transfers to an Affiliate wholly owned by any Party comprising the Contractor (except for the

National Company), in which case such transfer shall not be deemed a change of Control.

17.4	Recourse to Third Party Funding
Recourse by any Party comprising the Contractor to third party funding which involves the assignment of rights over its entitlement to Hydrocarbons under this Contract is not permitted without the prior consent of the Ministry, which consent shall not be unreasonably withheld or delayed with no justified reason.

17.5	The National Company’s Right of Preemption
When an assignment, transfer or other disposition of any rights under this Contract to a third party is anticipated, the assigning Party must notify in writing the National Company as soon as practicable. The National Company shall then have the right to purchase the assigning Party’s interest under this Contract and proposed to be assigned, transferred or otherwise disposed of on the same terms and conditions as those offered to a bona-fide assignee. This right is in addition to any right of pre-emption granted to the National Company under the Joint Operating Agreement. This right of pre-emption is not applicable to any assignment, transfer or other disposition of any rights under this Contract to an Affiliate.
ARTICLE 18
INDEMNIFICATION, LIABILITY AND INSURANCE

18.1	Liability and Indemnity

18.1.1
The Contractor shall indemnify, hold harmless and compensate any Person, including the State, for any damage or loss which the Contractor, its Affiliates, its subcontractors and their respective directors, officers, employees, agents or consultants and any other Person acting on its or their behalf may cause to such Person or their property in the conduct of Petroleum Operations. All costs incurred under this Article 18.1 caused by the negligence or willful misconduct of the Contractor, its Affiliates, its subcontractors or their respective directors, officers, employees, agents or consultants or any other Persons acting on its or their behalf shall not be cost recoverable as a Petroleum Operations Cost.

18.1.2
The Contractor shall assume all liability, and exempt the State from any liability, in respect of any and all claims, obligations, losses, expenses (including attorneys’ fees), damages or costs of any nature resulting from the violation of any intellectual property rights of any kind caused by the Contractor, its Affiliates or subcontractors as a result of or in relation to the conduct of Petroleum Operations, regardless of the nature of the violation or of the way in which it may occur.

18.2	Joint and Several Liability
Where the Contractor is comprised of more than one Person, the liabilities and obligations of such Persons under this Contract shall be joint and several, except for their obligations and liabilities in relation to all taxation assessed on their income, including capital gains tax or any other similar tax or withholding tax in lieu of income or similar tax.

18.3	Insurance

18.3.1
The Contractor shall obtain and, during the term of this Contract, maintain in full force and effect, for Petroleum Operations insurance of such type and in such amount as is customary and prudent in accordance with generally accepted practice of the international petroleum industry, and whose coverage terms and conditions shall be communicated to the Ministry within thirty (30) days after the Effective Date. The foregoing insurance shall, without prejudice to the generality of the foregoing provisions, cover:

(a)	any loss or damage to all assets used in Petroleum Operations;

(b)	pollution caused in the course of Petroleum Operations;

(c)	property loss or damage or bodily injury or death suffered by any Person in the course of Petroleum Operations;

(d)	the cost of removing wrecks and clean-up operations following an accident or upon decommissioning; and

(e)	the Contractor’s liability to its employees engaged in Petroleum Operations.

18.3.2
The Contractor shall require its subcontractors to carry insurance of such type and in such amount as is customary in accordance with generally accepted practice of the international petroleum industry.

18.3.3	The Contractor shall use all reasonable endeavors to place the insurance required under this Article 18 with Equatoguinean insurance brokers and insurance companies.
ARTICLE 19
TITLE OF GOODS, EQUIPMENT AND DATA

19.1	Title and Use of Facilities, etcetera
All installations, facilities, goods, equipment, materials or land acquired by the Contractor for Petroleum Operations shall become property of the State from the point at which their costs are fully recovered by the Contractor. The Ministry shall authorize the Contractor to continue using those permanent facilities and equipment that continue to prove useful in carrying out Petroleum Operations, in accordance with Article 32 of the Hydrocarbons Law.

19.1.1
The Contractor and the Ministry shall agree the mode and conditions of such use, subject to ensuring their maintenance in good condition and good working order, normal wear and tear excepted. In any case, upon termination, rescission or cancellation of this Contract, for any reason whatsoever, in relation to all or any part of the Contract Area, the ownership of said installations, facilities, goods, equipment, materials or land, and including those whose costs have not been fully recovered, and any other items acquired and used for Petroleum Operations shall become the sole property of the State and shall be conveyed directly to it.

19.1.2
Regardless of whether or not the Contractor has recovered the relevant costs in accordance with this Contract, the State is entitled to use the said facilities, goods, equipment, materials or land for its own purposes, provided that such use does not interfere with the Contractor’s Petroleum Operations.

19.1.3	Under no circumstances may the Contractor sell, assign, transfer or otherwise dispose of any such facilities, goods, equipment, materials or land to any other Persons.

19.1.4	The provisions of this Article 19.1 shall not apply to any leased equipment or to the Contractor’s equipment that is not charged to Petroleum Operations as a Petroleum Operations Cost.

19.1.5
If the Ministry does not wish to use any of the facilities, goods, equipment and materials referred to in this Article 19.1, it has the right to request the Contractor to remove them at the Contractor’s own expense, and the Contractor will carry out any decommissioning operations of the said facilities, goods, equipment and materials in accordance with this Contract and the Hydrocarbons Law, and based on the time frame and specified conditions in the approved decommissioning plan.

19.2	Ownership of Data
All data, technical information and interpretations obtained, acquired or derived as a result of Petroleum Operations shall be the sole property of the State. However, the Contractor may retain copies of all such materials for the duration of this Contract only, including, among others, geological, geophysical, petrophysical and engineering reports, Well reports, termination reports, samples and any other information that the Contractor may have obtained or compiled during the term of this Contract. The Contractor shall forward such data, technical information and interpretations to the Ministry as soon as they are acquired, derived or compiled and shall also provide the Ministry on an annual basis with a report that itemizes all such data, technical information and interpretations that have been assembled during the Year. Unless previously provided, at the termination of this Contract or at any time of relinquishment, the Contractor shall return to the Ministry all original data, technical information and interpretations relating to the areas relinquished and will remove all copies of such from the Contractor’s files, archives, computers and data storage mechanisms.
ARTICLE 20
CONFIDENTIALITY

20.1	Disclosure of Confidential Information

20.1.1
The Parties agree that for the duration of this Contract, the terms hereof and all information relating to this Contract and Petroleum Operations shall be kept strictly confidential and may not be divulged by any Party without mutual consent, except:

(a)	to an Affiliated Company;

(b)	to any governmental agency, designated by the State or other entities or consultants of the Ministry;

(c)	to the extent that such data and information is required to be furnished in compliance with any applicable laws or regulations;

(d)	in conformity with the requirements of any stock exchange having jurisdiction over a Party;

(e)	where any data or information forms part of the public domain otherwise than a result of a breach of this Contract;

(f)	to employees, directors, officers, agents, advisors, consultants or subcontractors (both actual and potential) of a Party comprising the Contractor or an Affiliate;

(g)	to any company with a bona fide interest in the carrying out of a possible assignment; and

(h)	to any bank or financial establishment with which an entity of the Contractor solicits or obtains financing, provided that the disclosing Party shall be responsible for any and all breaches of this Article by such Persons and provided further that any disclosure to the Persons referred to in paragraphs (f), (g) and (h) above shall be limited to those Persons who are under a duty of confidentiality similar to that contained in this Article 20.1.

20.1.2
For an additional period of two (2) Years after the termination of this Contract, only the Parties comprising the Contractor (other than the National Company) shall be obliged to comply with the above stated requirements.

20.2	The Contractor’s Patents
The State shall not reveal to any third parties information pertinent to the Contractor’s own technology that is protected by patents or contractual agreements, or which the State has received under license For a period of two (2) Years after termination of this Contract.

20.3	Continuation of Obligations
Any Party ceasing to own a Participation Interest in this Contract during the term of this Contract shall nonetheless remain bound by the obligations of confidentiality set forth in this Article 20.

20.4	Disclosure of Confidential Information by the State and Ministry
In order to explore and exploit areas adjoining or related to the Contract Area, the State and the Ministry may, notwithstanding this Article 20, disclose to any third parties a limited set of data and information relating to part or parts of the Contract Area and Petroleum Operations hereunder, upon agreement with the Contractor.
ARTICLE 21
TERMINATION

21.1	Termination by the State
Notwithstanding any other actions contemplated herein, this Contract may be terminated, without compensation to the Contractor, on any of the following grounds:

(a)	a material breach by the Contractor (not attributable to any act or omission of the State or to any Person representing the State) of any of the provisions of this Contract or the Hydrocarbons Law;

(b)	a delay by the Contractor (not attributable to any act or omission of the State or to any Person representing the State) in making any payment owed to the State that exceeds three (3) months;

(c)
the suspension of Development works on a Field for six (6) consecutive months, except when such suspension (i) has been approved by the Ministry in advance, or (i) is due to an act or omission on the part of the State or of any Person representing the State, or (i) is as a result of Force Majeure,

(d)
when, after the commencement of Production of a Field, its exploitation is suspended for at least three (3) consecutive months, without the prior permission of the Ministry, except when such suspension (i) is due to an act or omission on the part of the State or of a Person representing the State, or (i) is as a result of Force Majeure;

(e)
when the Contractor fails to comply within the prescribed time period with an arbitration award in accordance with the provisions of Article 26, and the failure to comply is not attributable to any act or omission of the State or to any Person representing the State;

(f)	when a Well is drilled to’ an objective beyond the vertical planes of the limits of the Contract Area without the prior consent of the Ministry;

(g)
a breach of this Contract arising out of activities which are illegal or contrary to national or international law (not attributable to any act or omission of the State or to any Person representing the State);

(h)	under the provisions of Article 2.3; or

(i)
when the Contractor is declared bankrupt, or in liquidation as a result of financial insolvency, or enters into judicial or financial arrangements on insolvency with its creditors generally, except when the Contractor can provide the State with a new financial guarantee that is acceptable to the Ministry in its sole discretion, and that guarantees the capacity of that Party to fulfill its obligations under this Contract.

21.2	Notice of Termination and Grace Period

21.2.1
The Ministry may declare this Contract terminated only after having served a formal notice on the Contractor, by registered mail, requesting it to remedy the situation or breach in question, and, if the situation or breach in question is capable of remedy, requesting it to remedy the same within five (5) Business Days from receipt of such notice regarding payments due under Article 21.1(b) or within three (3) months from receipt of such notice for all other situations or breaches capable of remedy. Otherwise the effective date of the termination of this Contract shall be date of receipt by the Contractor of the foregoing notice.

21.2.2
If the Contractor fails to comply with such notice within the prescribed time period or fails to show within such five (5) Business Days or three (3) month period that it has commenced and is promptly and diligently continuing to remedy the situation or breach in question, the Ministry may pronounce ipso jure the termination of this Contract.

21.3	Termination against one Party

The Ministry may terminate this Contract as to one of the Parties comprising the Contractor, if the circumstances set forth in Article 21.1 are applicable to only that Party in the manner set forth in Article 21.2.
ARTICLE 22
UNITIZATION

22.1	Obligation to Unitize
If any Hydrocarbon bearing reservoir lying within the Contract Area extends beyond such area, the Contractor must carry out all Development and Production in respect of such Hydrocarbon bearing reservoir in accordance with the Hydrocarbons Law. The Contractor shall use all reasonable endeavors to reach a mutually acceptable unitization agreement and program with all other affected Persons.

22.2	Suspension of Obligations
In the event that Petroleum Operations that are the subject of this Contract are 50 suspended by reason of negotiations arising in respect to a unitization scenario in relation to a specific Discovery, the provisions of Article 5.3 for such Discovery shall be extended for a period of time equal to the duration of such suspension.
ARTICLE 23
LOCAL CONTENT AND SOCIAL PROGRAMS

23.1	Regulation of National Content
The Contractor shall comply with the Local Content Regulation enacted by the Ministry in the Ministerial Order 1/2014 of 26th of September 2014, abiding by the duties established in this Article 23. For all non Material Contracts, the Contractor, with no obligation to bid and without the Ministry’s approval (which will be regarded as granted pursuant to the Hydrocarbon Law):

(a)	before awarding a service contract, the Contractor shall notify the Ministry the need for such services;

(b)
the Ministry shall provide a list of national companies to the Contractor within fifteen (15) days of Contractor’s notice of the need for such services. The Contractor shall support the Ministry by including the national companies of the list the Contractor regards as competent in the bids required in the framework of this Contract;

(c)
When granting the contracts, the Contractor shall give preference to the national companies included in the list given by the Ministry according to Article 23.1(b), in agreement with the Decree 127/2004. Should the Contractor consider that such companies are not competent or not in compliance with Contractor’s compliance and financial requirements, the contract may be granted to a foreign company, according to Articles 12 and 13 of the Ministerial Order 1/2014;

(d)	The Contractor shall notify the foreign company winning the tender regarding the hire of services about the conditions specified in Article 23.1(c);

(e)	the Contractor shall send the Ministry, at the end of July and January of every calendar year, a list of the subcontractors that have provided services in Equatorial Guinea during the previous period;

(f)
in the contracts that imply service delivery or goods supply in Equatorial Guinea, the Contractor shall include clauses that make the subcontractors to abide by the specifications of the Ministerial Order 1/2014;

(g)	the Contractor shall organize workshops to make the national companies aware of the requirements demanded by the Operator in terms of service delivery;

(h)	the Contractor shall notify the Ministry, which in turn shall inform all the additional competent authorities, of the vacancies and new jobs to implement the works in Equatorial Guinea;

(i)
at the beginning of the Operations of Development and Production, the Contractor shall hand over and agree a plan with the Ministry to hire national employees and empower them; this action shall include tasks and actions for their professional development to be carried out at the offices of the Operator in Dallas with the possibility of joining the Technical Team of Operations of Equatorial Guinea to reach the reasonable and feasible nationalization targets, and shall send updated information to the Ministry with regard to the implementation of such a plan at the end of July and January of each subsequent year; and

(j)	The Contractor shall send to the Ministry a description of the tools used to evaluate the national employees.

23.2	Employment and Empowerment of Equatoguinean Personnel

23.2.1
At the beginning of the Operations of Development and Production of the S Block, the Operator shall ensure priority of employment of Equatoguinean qualified personnel at all levels of its organization, according to the following table and on the basis of the competences and skills of the employees. For the purpose of this Article, the technicians proposed by the National Company will also be taken into account as long as they have the competences and experience required; such employees will join the technical team of the operator under the personnel coverage in secondment. The Operator shall empower or contribute to the training of the aforementioned personnel so that they acquire the competences and skills required to fill any vacancy, including the supervision positions, related to Petroleum Operations. However, the Operator will only have to hire the numbers of personnel needed to implement the Petroleum Operations in a cautious and profitable manner.

Positions	Percentage of National Employees	Percentage of Expatriate Employees
Total number of employees	75%	25%
Technical and professional positions (Geologists and engineers, legal experts, financial experts, safety, health and environment)	60%	40%
Supervision and management positions	50%	50%
Technicians working offshore (including Safety, Health and Environment)	85%	15%
Support and administration services	100%	0%

23.3	Preference to Equatoguinean Services
The Contractor and its subcontractors undertake to give preference to Equatoguinean services, materials, equipment, consumables and other goods whose quality and time of delivery are comparable to those available internationally, provided that the cost in Equatorial Guinea is no more than ten percent (10%) above the cost of similar services, materials, equipment, consumables and other goods available internationally.

23.4	Employment and Training of Equatoguineans

23.4.1
From the Effective Date, the Contractor shall ensure priority employment for adequately qualified Equatoguinean personnel in all levels of their organization, as the employee’s skill allows, and as provided for in Article 23.2.2, shall train or contribute in the training of such personnel to enable them to qualify for any position relating to Petroleum Operations. Expatriate personnel may only be employed if the Contractor and its subcontractors have exhausted all possibilities of recruiting adequately qualified) Equatoguinean personnel in the required area of specialization.

23.4.2
During the term of this Contract, the Parties comprising the Contractor (other than the National Company), during the Exploration Period, shall spend one hundred thousand Dollars ($100,000) per Calendar Year, to provide a mutually agreed number of Ministry and National Company personnel with on-the-job training in the Contractor’s operations in Equatorial Guinea and overseas and/or practical training at institutions abroad, particularly in the areas of natural earth sciences, engineering, technology, accounting, economics and other related fields of oil and gas exploration and exploitation (“Job Training”). During the term of this Contract, the Parties comprising the Contractor (other than the National Company), during the Development and Production Period, shall spend three hundred thousand Dollars ($300,000) per Calendar Year, to provide Job Training.

The above costs will be recoverable as a Petroleum Operations Cost in accordance with the provisions of this Contract.

23.4.3
Additionally, during the term of this Contract, the Parties comprising the Contractor (other than the National Company) shall transfer to the Ministry one hundred thousand Dollars ($100,000) per Calendar Year during the Exploration Period and shall transfer to the Ministry three hundred thousand Dollars ($300,000) per Calendar Year during the Development and Production Period, which the Ministry shall use at its sole discretion to educate and train Equatoguinean personnel selected by the Ministry at universities, colleges or other training institutions selected by the Ministry and for other general training and educational purposes (“Training Funds”).
The above costs will be recoverable as a Petroleum Operations Cost in accordance with the provisions of this Contract.

23.5	Social Projects
If the Contractor funds any social projects outside of those approved in an Annual Budget such costs shall not be recoverable as a Petroleum Operations Cost.
Given that Equatoguinean civil’ society is a part of the local content in oil and gas contracts, the Contractor shall commit one hundred thousand Dollars ($100,000) per Calendar Year during the Exploration Period and shall commit four hundred fifty thousand Dollars ($450,000) per Calendar Year during the Development and Production Period, to cooperate with non-governmental organizations in charitable works to develop society, sport activities and health programs to fight and prevent disease, as well as other non-profit related activities. The above costs will be recoverable as a Petroleum Operations Cost in accordance with the provisions of this Contract.

23.6	National Technology Institute
The Contractor shall transfer to the Ministry one hundred thousand Dollars ($100,000) per Calendar Year during the Exploration Period and shall transfer to the Ministry three hundred thousand Dollars ($300,000) per Calendar Year during the Development and Production Period, and provide other reasonable non-monetary assistance as may be requested by the Ministry from time to time with the implementation and development of the National Technology Institute to train and develop mid and upper level personnel in the petroleum industry of Equatorial Guinea and in accordance with the Hydrocarbons Law. The above costs will be recoverable as a Petroleum Operations Cost in accordance with the provisions of this Contract.

23.7	National Database of the Ministry of Mines and Hydrocarbons
The Contractor shall transfer to the Ministry one hundred thousand Dollars ($100,000) per Calendar Year during the Exploration Period and shall transfer to the Ministry three hundred thousand Dollars ($300,000) per Calendar Year during the Development and Production Period, and provide other reasonable non-monetary assistance as may be requested by the Ministry from time to time with the implementation and development of the a data base of seismic and well data in the petroleum industry of Equatorial Guinea and in accordance with the Hydrocarbons Law. The above costs will be recoverable as a Petroleum Operations Cost in accordance with the provisions of this Contract.
ARTICLE 24
DECOMMISSIONING

24.1	Relinquishment or Decommissioning

24.1.1
Subject to Article 2.5.2, the Contractor may at any time relinquish and/or abandon any portion of the Contract Area or any Well not included in a Field subject to having given three (3) months prior notice to the Ministry, provided that the Contractor shall have fulfilled all of its obligations under this Contract and that it has given the Ministry full details of the state of any reservoir and the facilities and equipment in such area in addition to any plans for the removal or dismantling of such facilities and equipment including all technical and financial information. All decommissioning operations must be undertaken in accordance with the Hydrocarbons Law.

24.1.2
The decommissioning of a Field by the Contractor and its corresponding decommissioning plan shall require the prior approval of the Ministry in accordance with the Hydrocarbons Law. The Contractor shall prepare and deliver to the Ministry a plan for the decommissioning of all Wells, facilities and equipment, the rehabilitation of the landscape and the continuation of Petroleum Operations, if applicable, in accordance with the Hydrocarbons Law.

24.1.3
Unless the Ministry elects to keep the facilities and equipment in order to continue Petroleum Operations in accordance with Article 24.3.3, the Contractor is obligated to fully decommission all Fields within the Contract Area.

24.2	Right of Ministry
Upon receipt by the Ministry of the notice referred to in Article 24.1.1 or upon the decommissioning of any Field, the Ministry shall be entitled to take over any Discovery or Field whose decommissioning is proposed by the Contractor. If the Ministry does not communicate its desire to take over Petroleum Operations within three (3) months of receipt of the relevant notice, it shall be deemed to have elected not to do so.

24.3	Reserve Fund

24.3.1
In order to implement the decommissioning of a Field, the Contractor shall contribute to a reserve fund for the estimated decommissioning costs, (the Reserve Fund) in accordance with the Hydrocarbons Law and the approved decommissioning plan, and shall be included as a recoverable cost. As for the constitution of the Reserve Fund, it will begin from the Fifth (5) year from the first production at an international bank holding at least a Standard and Poor’s A- rating to be agreed by the Parties. All contributions mentioned will be deductible for tax purposes and will be considered as a cost of Petroleum Operations in the year in which they were contributed.

24.3.2
In the event that the total amount of the Reserve Fund is greater than the actual cost of decommissioning, the account balance shall be distributed between the State and the Contractor in accordance with Article 7.3. In the event that the amount of the Reserve Fund is less than the actual cost of decommissioning operations, the Contractor shall be liable for the remainder.

24.3.3
In the event that the Ministry elects to keep the facilities and equipment in order to continue Petroleum Operations after the withdrawal of the Contractor, the Reserve Fund so established together with the related interest shall be put at the Ministry’s disposal to cover the later decommissioning. The Contractor shall be released from any further decommissioning liability in respect of such facilities and equipment.

24.4	Continuing Operations
The State undertakes not to interfere with the conduct of Petroleum Operations in the Contract Area retained by the Contractor in the event that the State should elect to take over a Discovery or Field pursuant to Article 24.2. If requested by the Ministry, the Contractor shall undertake to continue all operations for a fee and on terms to be agreed between the Ministry and the Contractor.

24.5	Protection of the Environment
The Contractor shall duly plug all the Wells and decommission all facilities and equipment in order to avoid contamination and harm to the environment and possible damage to the reservoir, in accordance with the Hydrocarbons Law, the other laws of Equatorial Guinea and generally accepted practice of the international petroleum industry.
ARTICLE 25
APPLICABLE LAW

25.1	Applicable Law
This Contract and all Petroleum Operations carried out hereunder shall be governed by and construed in accordance with the laws and regulations of Equatorial Guinea,

25.2	Change in Law
Should a Change in the Law occur, and if as a consequence of its implementation, such a Change in the Law caused, to the detriment of the Contractor or its shareholders, a decrease in economic rights or an increase in the economic obligations included in or resulting from this Contract, the Parties shall take adequate measures to achieve the necessary economic balance, based on the principle that the Contractor shall be restored to the same economic status it would have if no change had occurred. Such Contractor’s restoration shall not exceed the benefits received by the State and by other third beneficiaries of the Change in the Law, as a result of such a change. This norm shall never be interpreted as if the Contractor is being denied the advantages it could benefit from as a result of the new law, decree, norm, order or regulation passed by the State.

25.3	Business Standards
Each Party represents and warrants that it did not engage any person, firm or company as a commission agent for purposes of this Contract and that it has not given or offered to give nor will it give or offer to give (directly or indirectly) to any person any bribe, gift, gratuity, commission or other thing of significant value, as an inducement or reward for doing or forbearing to do any action or take any decision in relation to this Contract, or for showing or forbearing to show favor or disfavor to any person in relation thereto. The Contractor further represents and warrants that no loan, reward, offer, advantage or benefit of any kind has been given to any official of the State or any person for the benefit of such official or person or third parties, as consideration for an act or omission by such official in connection with the performance of such person’s duties or functions or to induce such official to use his or her position to influence any act or decisions of the administration with respect to this Contract.

ARTICLE 26
RESOLUTION OF CONFLICTS AND ARBITRATION

26.1	Dispute Resolution and Notification

26.1.1
In the event of any dispute, claim, conflict or controversy (a Dispute) between any of the Parties arising out of, or in relation to, this Contract, including any question regarding its breach, existence, validity or termination, the Parties shall take all reasonable measures to resolve such Dispute amicably.

26.1.2
If the relevant Parties have not reached an amicable agreement after three (3) months of the date of the notice of a Dispute by one Party to another, unless the Parties to the Dispute mutually agree to an extension, any Party to the Dispute may refer the Dispute for resolution by final and binding arbitration:

(a)
to the International Centre for the Settlement of Investment Disputes (the Centre) established by the Convention on the Settlement of Investment Disputes between States and Nationals of other States, done at Washington, March 18, 1965 (the ICSID Convention);

(b)	to the Additional Facility of the Centre, if the Centre is not available; or

(c)	in accordance with the Arbitration Rules of the International Chamber of Commerce (ICC), if neither the Centre or the Additional Facility are available.

26.1.3
The Parties hereby consent to submit to the Centre any dispute arising out of or relating to this Contract for settlement by arbitration pursuant to the Rules of Arbitration of the Centre. The State and the National Company agrees not to make, and hereby irrevocably waives, in relation to any Dispute, whether relating to acts of a sovereign or governmental nature or otherwise, all claims of immunity (sovereign or otherwise) by it or on its behalf from the jurisdiction of, and from the enforcement of any arbitral award rendered by, an arbitral tribunal constituted pursuant to this Contract as well as all claims of immunity from the service of process or the jurisdiction of any court in aid of the jurisdiction of such arbitral tribunal or in connection with the enforcement of any such award.

26.2	Seat and Language of Arbitration
The seat of the arbitration shall be agreed by the Parties to the Dispute and, in case of a disagreement, shall be determined by the arbitrators. The languages of the arbitration proceedings, and of all orders, decisions, and the award, shall be Spanish and English.

26.3	Number and Identity of Arbitrators
The arbitral tribunal shall be constituted by three (3) arbitrators selected according to the following procedure:

(a)
The claimant and the respondent shall, within thirty (30) days from the day on which a request for arbitration has been submitted, appoint an arbitrator each (and if there is more than one claimant or more than one (1) respondent, then the claimants and/or the respondents collectively shall each appoint a single arbitrator), by giving notice in writing of such appointment to the Secretary-General of ICSID and the other Party or Parties to the Dispute.

(b)
If either the claimant or the respondent fails to comply with the time limit in the preceding paragraph, the Chairman of the Administrative Council of ICSID shall appoint the arbitrator or arbitrators that have not yet been appointed, at the request of either the claimant or the respondent and after consulting the claimant and the respondent as far as possible. The Chairman of the Administrative Council of ICSID shall give notice in writing of such appointment or appointments to the Secretary-General of ICSID and the claimant and the respondent.

(c)
The two (2) arbitrators so appointed shall, within thirty (30) days of their appointment agree upon the person to be appointed as the President of the tribunal, and give notice of such appointment to the Secretary-General of ICSID and the claimant and the respondent.

(d)
If the two (2) arbitrators fail to agree upon the person of the President of the tribunal, the Chairman of the Administrative Council of ICSID shall appoint the President, at the request of either the claimant or the respondent, and after consulting the claimant and the respondent as far as possible. The Chairman of the Administrative Council of ICSID shall give notice in writing of such appointment to the Secretary-General of ICSID and the claimant and the respondent.

None of the arbitrators shall be a citizen of the countries of any of the Parties to the Dispute (or in the case where the Party is a company or another entity, any country or countries of nationality of such Party, including the country of its ultimate parent).

26.4	Rules of Arbitration
The arbitration procedures initiated under this Contract shall operate under the arbitration rules in effect for ICSID, the Additional Facility or ICC, as the case may be, at the time of the filing of the request for arbitration, which rules are deemed to be incorporated herein by reference in this Article 26.

26.5	Binding Nature of Arbitration
The arbitration award shall be final and binding on the Parties and shall be immediately enforceable, subject to the remedies provided for in the ICSID Convention and Arbitration Rules, in the Arbitration Rules of the Additional Facility of the Centre, or in the ICC Arbitration Rules, as appropriate. The Parties waive any right to refer any question of law, and any right of appeal on the law and/or merits to any court. It is expressly agreed that the arbitrators shall have no authority to award aggravated, exemplary or punitive damages.

26.6	Costs of Arbitration
The costs of arbitration shall be charged in accordance with the directions of the arbitration tribunal, failing which shall be borne proportionally by the Parties to the Dispute on a per capita basis. The costs of the Parties comprising the Contactor shall not be recoverable.

26.7	Payment of Awards

Any monetary award issued shall be expressed and payable in Dollars.
ARTICLE 27
FORCE MAJEURE

27.1	Non-fulfillment of Obligations
Any obligation or condition arising or derived from this Contract which any Party is unable to perform, whether in whole or in part, shall not be considered as a breach or non-fulfillment of its obligations under this Contract if such breach or nonperformance is caused by an event of Force Majeure, provided that there is a direct cause-and-effect relationship between the non-performance and the event of Force Majeure. Notwithstanding the foregoing, all payment obligations owed by any Party to another must be made when due.

27.2	Definition of Force Majeure
For the purposes of this Contract, an event shall be considered an event of Force Majeure if it meets the following conditions:

(a)	it has the effect of temporarily or permanently preventing a Party from performing its obligations under this Contract;

(b)	it is unforeseeable, unavoidable and beyond the control of the Party which declares Force Majeure; and

(c)	it is not a result of the negligence or willful misconduct of the Party which declares Force Majeure,
Such an event shall include acts of God, earthquake, inclement weather, strike, riot, insurrection, civil unrest, blockade, sabotage and acts of war (whether declared or not). The Parties intend for the term of Force Majeure to be construed in accordance with the principles and practice of the international petroleum industry.

27.3	Notification of Force Majeure
If any Party is unable to comply with any obligation or condition provided herein due to Force Majeure, it shall notify the other Parties in writing as soon as possible, and in any event not later than fourteen (14) days after the event in question, giving the reason for its non-compliance and a detailed account of the Force Majeure, as well as the obligation or condition affected. The Party affected by the Force Majeure shall use all reasonable endeavors to remove the cause thereof, keep the other Parties fully informed of the situation and the current evolution of the Force Majeure event and shall promptly notify the other Parties as soon as the Force Majeure event is over and no longer prevents it from complying with its obligations or conditions hereunder.

27.4	Continuation of Obligations
All obligations, other than those affected by the event of Force Majeure, shall continue to be performed in accordance with this Contract.

27.5	Cessation of Force Majeure

Upon the cessation of the event of Force Majeure, the relevant Party shall undertake and complete, as soon as practicable and within a time frame to be mutually agreed by the Parties, all obligations suspended as a result thereof.

27.6	Continuation of Force Majeure
When a Force Majeure event lasts more than ninety (90) days, the Parties will forthwith consult to examine the situation and implications for Petroleum Operations, in order to establish the course of action appropriate for the fulfillment of contractual obligations under the circumstances of the said Force Majeure. In such event the term of this Contract will be extended by the same amount of time that the Force Majeure has lasted.
ARTICLE 28
ASSISTANCE AND NOTICE

28.1	Assistance of Ministry

28.1.1
The Ministry shall facilitate, within its authority and in accordance with the rules and procedures in effect in Equatorial Guinea, the performance of the Contractor’s activities by granting it all permits, licenses and access rights that are reasonably necessary for the purposes of Petroleum Operations, and by making available to it all necessary services with respect to Petroleum Operations in Equatorial Guinea.

28.1.2
The Ministry shall also facilitate and assist the Contractor in obtaining all permits, licenses or rights not directly related to Petroleum Operations, but which the Contractor may reasonably require for the purposes of fulfilling its obligations under this Contract.

28.2	Notices and Other Communications
All notices, approvals or other communications authorized or required between the Parties by any of the provisions of this Contract shall be in writing (in Spanish and English), addressed to such Parties and delivered in person by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission. For purposes of this Contract, oral communication does not constitute notice or approval, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only. A notice or approval given under any provision of this Contract shall be deemed delivered only when actually received by the Party to whom such notice or approval is directed, and the time for such Party to deliver any communication in response to such originating notice or approval shall run from the date the originating notice or approval is received. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices or approvals be directed to another Person at another address, by giving written notice thereof to all other Parties.
For the State:
MINISTRY OF MINES AND HYDROCARBONS
Autovia Aeropuerto — Ela Nguema
Malabo II, Malabo — Guinea Ecuatorial
Malabo, Bioko Norte
Republic of Equatorial Guinea
For the attention of: His Excellency the Minister of Mines and Hydrocarbons

Telephone: + (240) 09 3567, 09 3405
Facsimile: + (240) 093353
For the Contractor:
Kosmos Energy Equatorial Guinea
c/o Circumference (Cayman), P.O.
Box 32322, 4th Floor, Century Yard,
Cricket Square, Elgin Avenue,
George Town, Grand Cayman, KY1-1209, Cayman Islands
For the attention of: General Counsel
Telephone: +1 214 445 9600
Facsimile: +1 214 445 9705
For the National Company:
GUINEA ECUATORIAL DE PETRÓLEOS
Torre Gepetrol
Autovia Aeropuerto — Ela Nguema
Malabo 11, Malabo — Guinea Ecuatorial
GEPetrolP.O. Box
965 Malabo
Equatorial Guinea
For the attention of: Director General
Telephone: + (240) 096769
Facsimile: + (240) 096692
ARTICLE 29
MISCELLANEOUS

29.1	Amendments
This Contract may only be amended in writing and by mutual agreement between the Parties; any purported amendments in contravention of this provision shall not be effective.

29.2	No Partnership
This Contract shall not be construed to create an association, joint venture or partnership between the Parties or to impose any partnership obligation or liability upon a Party.

29.3	Hydrocarbons Law
All Petroleum Operations and the Contractor are subject to the provisions of the Hydrocarbons Law and the Petroleum Regulations in effect from time to time.

29.4	Entire Agreement
With respect to the subject matter contained herein, this Contract (i) is the entire agreement of the Parties and (ii) supersedes all prior understandings and negotiations of the Parties.

29.5	No Waiver
In the event of a waiver by any Party of one or more defaults by another Party in the performance of the provisions of this Contract, such waiver shall not operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character. Except as expressly provided in this Contract no Party shall be deemed to have ‘waived, released or modified any of its rights under this Contract unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

29.6	No Conflict

29.6.1
Each of the Parties constituting the Contractor undertakes that it shall avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the other Parties in connection with activities contemplated under this Contract.

29.6.2
In the event of any conflict between the main body of this Contract and its Annexes, the main body shall prevail. In the event of any conflict between this Contract and the Hydrocarbons Law, the Hydrocarbons Law shall prevail.

ARTICLE 30
INTERPRETATION

30.1
The table of contents and headings used in this Contract are for convenience only and shall not be construed as having any substantive significance or as indicating that ail of the provisions of this Contract relating to any topic are to be found in any particular Article.

30.2	Reference to the singular includes a reference to the plural and vice versa. 30.3 Reference to any gender includes a reference to all other genders.

30.3	Unless otherwise provided, reference to an Article or an Annex means an Article or Annex of this Contract.

30.4	The words include and including shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

30.5	Any reference to a Person shall be construed as including a reference to its successors, permitted transferees and permitted assignees.

30.6
Any reference to a statute or enactment shall be construed as a reference to such statute or enactment as it may have been or may be amended or re-enacted from time to time, or any subordinate legislation made or legal norm created, or may from time to time be done, under such statute or enactment.

30.7	Reference to this Contract or part thereof or any other document shall be construed as a reference to the same as it may be amended, supplemented, novated or replaced from time to time.
ARTICLE 31
EFFECTIVE DATE

This Contract shall become effective upon the date the Contractor receives notification in writing of its ratification by the President of Equatorial Guinea.

IN WITNESS WHEREOF, the Parties have executed this Contract in three (3) originals in the Spanish language and three (3) originals in the English language. In the event of any conflict, the Spanish version shall prevail.
THE REPUBLIC OF EQUATORIAL GUINEA
THE MINISTRY OF MINES AND HYDROCARBONS
Signature: /s/ H.E. Señor Don Gabriel M. Obiang Lima
Name: H.E. Señor Don Gabriel M. Obiang Lima
Title: Director General

THE NATIONAL COMPANY
Signature: /s/ Don Antonio Oburu Ondo
Name: Don Antonio Oburu Ondo
Title: Director General

THE COMPANY
KOSMOS ENERGY EQUATORIAL GUINEA
Signature: /s/ Andrew Inglis
Name: Andrew Inglis
Title: Director

ANNEX A
CONTRACT AREA
This Annex is an integral part of this Contract between the Republic of Equatorial Guinea and the Contractor.
Upon the Effective Date, the initial Contract Area covers an area deemed equal to 1,245 (one thousand two hundred forty-five) square kilometres (km2) or (124,500 (one hundred twenty-four thousand five hundred) hectares (Ha) for the purposes of Article 11.4.
The Contract Area is described on the map in Annex B. The points indicated on such map are defined below, by reference to the Greenwich meridian and their geographic coordinates

(Block Name	Point	2 (UTM)	Y (UTM)	Lat (DD)	Long (DD)	Lat (DMS)	Long (DMS)
Block S	A	482211.093694	1381153.318022	1.25000000000	8.84028000000	1° 15’ 00” N	8° 50’ 25” E
Block 5	B	494827.743573	165795.594419	1.50000000000	8.95350000000	1° 30’00” N	8° 57’ 12.609” E
Block 5	C	501544.861885	180532.904974	1.63333000000	9.01389000400	1° 38’00” N	9° 00’50” E
Block 5	D	577807.536910	180534.591997	1.63333000000	9.25000000000	1° 18’ 00’ N	9° 15’ 00” E
Block 5	E	527808.711136	171041.737143	1.54748000900	9.25000000000	1° 32’ 50.916” N	9° 15’ 00’ E
Block 5	F	527647.200000	170856.200000	1.54577000000	9.24855000000	1° 32’ 44.775” N	9° 14’ 54.771” E
Block 5	G	527808.779715	170490.498886	1.54246000000	9.25000000000	1° 32’ 32.855” N	9° 15’ 00” 1
Block 5	H	577909.360460	165797.017650	1.50000000000	9.25000000000	1° 30’ 00” N	9° 15’00” E
Block 5	I	527812253705	1381154.101398	1.25000000000	9.25000000000	1° 15’ 00” N	9° 15’ 00’ 1
Block 5	1	500000.000000	1381152.777732	1.25000000000	9.00000000000	1° 15’ 00” N	9° 00’ 00” E
Block 5	1(	518200.000000	1698130.0090011	1.53622000000	9.16362000000	1° 32’ 10.406” N	9° 9’ 49.021” 1
Block 5	L	524006.000000	16551)0.000000	1.49732000000	9.21575000000	1° 29’ 50.339” N	9° 12’ 56.717” E
Block S	Ni	524900.000000	161600.000000	1.46203000000	9.22384000000	1° 27’ 43.313” N	9° 13’ 25.831” E
Block S	N	5188013.009000	156200.000000	1.41318000000	9.16900000000	1° 24’ 47.453” N	9° 14 8.406’ 1
Block 5	0	517009000000	156600.000000	1.43680000000	9.15282000000	1° 25’ 0.485” N	9° 9’ 10.155’ E
Block 5	P	516900.000000	164000.000000	1.48375000000	9.15393000000	1° 29’ 1.503” N	9° 9’ 6.935’ E
Block 5	CE	518200.000000	166800.000900	1.50908000000	9.16362000000	1° 30’ 32.696” N	9° 9’ 49.014” 1
Block S	R	516900.009000	168000.000000	1.51994000000	9.15193000000	1° 31’ 11.783” N	9° 9’ 6.944” E

ANNEX B
MAP OF THE CONTRACT AREA
This Annex is attached to this Contract between the Republic of Equatorial Guinea and the Contractor and forms an integral part of the same.
This map is included for illustrative purposes only and in the event of any discrepancies or conflict, the Contract Area shall be defined by the geographical co-ordinates specified in Annex A.

ANNEX C
ACCOUNTING PROCEDURE
This Annex is an integral part of the Contract between the Republic of Equatorial Guinea and the Contractor.
Article 1
GENERAL PROVISIONS

1.1	PURPOSE
The object of this Accounting Procedure is to establish equitable criteria and methods of calculation and accounting applicable to the provisions of the Contract, and in particular when:

(a)	classifying and defining Petroleum Operations Costs; and

(b)	prescribing the manner of preparing and submitting the financial statements of the Contractor in accordance with accounting principles in effect in Equatorial Guinea.

1.2	INTERPRETATION
For the purposes of this Accounting Procedure, the terms used herein and which are defined in the Contract shall have the same meaning when used in this Accounting Procedure. In the event of any discrepancy or conflict between the provisions of this Accounting Procedure and any other provisions of the Contract, the provisions of the Contract shall prevail.

1.3	ACCOUNTING RECORDS AND REPORTS

1.3.1
In accordance with the provisions of Article 16.1 of the Contract, the Contractor shall maintain in its office in Equatorial Guinea original, complete, true and correct accounts, books and records of the Production and disposition of Hydrocarbons, and all costs and expenses under the Contract, as well as all other records and data necessary or proper for the settlement of accounts in accordance with the laws of Equatorial Guinea, generally accepted accounting procedures and generally accepted practice in the international petroleum industry and pursuant to the chart of accounts agreed pursuant to Article 1.3.2 below.

1.3.2
Within sixty (60) days from the Effective Date, the Contractor shall submit to and discuss with the Ministry a proposed outline for the chart of accounts and the books, records and reports in accordance with generally accepted standards and consistent with normal petroleum industry practices and procedures.

Within sixty (60) days of receiving the above proposal, the Ministry shall either provide notice of its approval of the proposal, or shall request revisions of such chart of accounts in writing.
Within one hundred and eighty (180) days after the Effective Date, the Contractor and the Ministry shall agree on the outline of the chart of accounts, books, records, and reports which shall describe the basis of the accounting system and procedures to be developed and used in accordance with this Accounting Procedure. Following such agreement, the Contractor shall immediately prepare and provide the Ministry with formal copies of the detailed and complete chart of accounts and manuals related to the procedures, and a list of the data and records to be accounted for, recorded, reported and to be followed under the Contract.

1.3.3
In addition to the generality of the foregoing, the Contractor shall submit to the Ministry, at regular intervals, statements relating to the Petroleum Operations, including, but not limited to, the following:

(a)	monthly statement of Production;

(b)	quarterly statement of value of Production and pricing;

(c)	statement of Petroleum Operations Costs;

(d)	annual statement of Petroleum Operations Cost not yet recovered;

(e)	statement of Production sharing;

(f)	annual end-of-year statement;

(g)	Annual Budget tracking statement;

(h)	Annual statement of tangible goods subject to depreciation; and

(i)	Quarterly, the state of goods, materials and properties which are anticipated to be transferred to the State within three months of said report, due to the full recovery of its cost.

1.3.4
All reports and statements shall be prepared in accordance with the Contract, the laws of Equatorial Guinea and any regulations thereunder and in accordance with generally accepted practice of the international petroleum industry.

1.3.5
Within sixty (60) days after the Calendar Year, the Contractor shall submit to the Ministry the execution of the budgets as well as the annual accounts (the balance sheet, the cash flow statement and the income statement) and the schedule of amortizations, attaching for the report of internal audit for reliability of said information.

1.4	LANGUAGE AND UNIT OF ACCOUNT
Unless otherwise agreed all accounts, records, books and reports shall be prepared and maintained in Spanish and English and shall be denominated in Dollars. Additionally, Contractor may maintain accounts and records in other languages and currencies for information purposes only.

1.5	VERIFICATION AND AUDIT RIGHTS OF THE STATE

1.5.1
When the Ministry exercises its right of audit under Article 16.3 of the Contract, it shall provide notice to the Contractor, at least sixty (60) days in advance regarding such audit, which shall take place during normal business hours. The Contractor shall make available to the Ministry all accounts, books, records, invoices, cash vouchers, debit notes, price lists or any other documentation relating to Petroleum Operations. Furthermore, the auditors shall have the right, in connection with such audit, to visit and inspect at reasonable times any of the Contractor’s sites, plants, facilities, warehouses and offices which affect Petroleum Operations directly or indirectly and to question personnel associated with those Operations.
The Contractor shall endeavor to provide records and accounts from any of its 62 Affiliates or other Persons necessary to support charges from them. If an Affiliate or any other Person considers such information confidential or proprietary, the Ministry may select an internationally recognized independent firm of public accountants to carry out an audit, subject to the approval of the Affiliate or other Person, such approval not to be unreasonably withheld or delayed. If the Ministry does not conduct an audit within the time stipulated in accordance with Article 16.3 of the Contract, the Contractor’s accounts, books and records shall be deemed correct and final.

1.5.2
Any audit exceptions shall be made in writing and notified to the Contractor within ninety (90) days of completion of the corresponding audit. Failure to give such exception by the Ministry shall be deemed to be an acknowledgement of the accuracy of the Contractor’s books and accounts.

1.5.3
If the Contractor fails to respond to any notice of exception under Article 1.5.2 within ninety (90) days of receipt of such notice, the results of the audit will be considered valid and accepted by the Contractor. After the said period of time the Ministry’s exception shall prevail.

1.5.4	Any adjustments resulting from an audit shall be promptly applied to the Contractor’s accounts; any adjustments to payments due shall also be effected promptly.

1.5.5
If the Contractor and the Ministry are unable to reach final agreement on the proposed audit adjustments they shall resolve the dispute in accordance with the provisions of Article 16.3.3 of the Contract.

When audit related issues are still outstanding, the Contractor shall preserve any relevant documents and allow the Ministry access to them until the issue is finally resolved.

1.6	CURRENCY EXCHANGE RATES
The exchange rate shall be determined monthly, based on the arithmetic average of the closing buy and sell rates for the Dollar against the CFA (Communauté Financière Africaine or African Financial Community) currency unit for the month, as published by the Bank of Central African States (BEAC).
The exchange rate of the preceding calendar month shall be used for exchange transactions and for the purpose of determining the counter value of Dollars in the Equatoguinean currency unit for the next month.

1.7	ACCOUNTING BASIS
All books and accounts shall be prepared on an accrual accounting basis. Revenues shall be posted to the accounting period in which they were earned, without any need to recognize whether a given transaction results in a disbursement or cash receipt. Expenses and costs shall be regarded as incurred, in the case of physical items, during the accounting period in which the relevant title is transferred to the

Contractor and in the case of services during the accounting period in which such services are rendered.

1.8	REVIEW OF ACCOUNTING PROCEDURE
By mutual agreement between the Ministry and the Contractor, this Accounting Procedure may be revised periodically by a document in writing executed by the Parties.

ARTICLE 2
GENERAL CLASSIFICATION OF PETROLEUM COSTS
All costs related to Petroleum Operations shall be classified in accordance with their end use. Classification criteria shall be included in the approved Annual Work Program and Annual Budget for the Calendar Year in which the expenditure is made. All Petroleum Operations Costs shall be classified, defined and allocated as set forth below.

2.1	EXPLORATION COSTS
Any and all direct, general and administrative costs incurred during Hydrocarbon Exploration and Appraisal activities in an area which is part of the Contract Area, including but not limited to:

(a)	aerial, geophysical, geochemical, paleontological, geological, topographical and seismic surveys and studies and their interpretation;

(b)	core hole drilling;

(c)	any labor, materials, supplies, and services used in drilling Exploration Wells and Appraisal Wells;

(d)	any facilities used solely in support of the purposes described in paragraphs (a), (b) and (c) above, including access roads and acquired geological and geophysical data, all separately identified;

(e)
any other cost incurred in the Exploration and Appraisal of Hydrocarbons after the Effective Date but prior to the date of approval of a Development and Production Plan with respect to the relevant Field and not covered under Articles 2.2, 2.3 and 2.4 below; and

(f)
the costs incurred prior to the Effective Date which both Parties have agreed to, including the cost of the Sea Bed Logging, 2D, 3D speculative data and other costs of complying with Article 3.1.1 of the Contract.

2.2	DEVELOPMENT AND PRODUCTION COSTS
Development and Production Costs are all approved direct, general and administrative costs incurred during Development and Production activities, including, but not limited to, the following:

(a)
Wells defined as Development Wells for purposes of producing from a Commercial Field, whether such Wells turn out to be dry or productive by nature, and drilling Wells for the injection of water or gas to enhance Hydrocarbon recovery;

(b)
completing Wells by way of installation of casing or equipment or otherwise after a Well has been drilled for the purpose of bringing the Well into use as a Development Well or a Well for the injection of water or gas to enhance Hydrocarbon recovery;

(c)	transportation and installation of tank storage facilities, pipelines, flow lines, production and treatment units, wellhead equipment, subsurface equipment,

enhanced recovery systems, offshore platforms, export terminals and piers, harbors and related facilities, and access roads for development activities; and

(d)	engineering and design studies for facilities referred to under paragraph (c) above.

2.3	OPERATING OR PRODUCTION COSTS
Any and all general, administrative and service costs, and any other Petroleum Operations Costs incurred from the approval date of any relevant Development and Production Plan, and from the commencement of funding of the Reserve Fund.

2.4	COMMERCIALIZATION COSTS
Any and all costs incurred for exporting Hydrocarbons to the Delivery Point.

2.5	ALLOCATION OF GENERAL AND ADMINISTRATIVE COSTS
With the exception of general and administration costs incurred in Equatorial Guinea directly assignable to the Annual Budget, the general and administration expenditures incurred by the Contractor outside of national territory with respect to Petroleum Operations shall be determined in accordance with the sliding scale set out below, based on total Petroleum Operations Costs actually incurred during the Year and duly justified by the Contractor and approved by the Ministry:

(a)	Prior to First Oil (commercial Production):
Up to $5,000,000 Dollars    4%
Next $10,000,000 Dollars    3%
Next $15,000,000 Dollars    1.5%
Balance                0.5%

(b)	After First Oil (first commercial Production):
Up to $5,000,000 Dollars    5%
Next $10,000,000 Dollars    2%
Next $15,000,001) Dollars    1.5%
Balance                1%

2.6
Except as provided otherwise in the Contract to the contrary, approved Petroleum Operation Costs described in Articles 2.1 to 2.5 of this Accounting Procedure, will be recoverable by the Contractor in accordance with Article 7.2 of the Contract.

2.7	INTEREST RECOVERY
Subject to and in accordance with the Hydrocarbons Law, any interest on loans obtained by the Contractor from Affiliated Companies or from Persons other that,

Affiliated Companies for investments in Petroleum Operations shall be recoverable and at a rate of interest not greater than LIBOR plus 3.5% as a Petroleum Operations Cost and shall be deductible for tax purposes, when estimating any Income Tax liabilities of the Contractor provided that the rate of interest and the terms of repayment have been approved by the Ministry in advance.

2.8	NON RECOVERABLE COSTS
Costs that are not recoverable as Petroleum Operations Costs shall include the following:

(a)	signature bonus paid by the Contractor;

(b)	any Discovery bonus paid by the Contractor;

(c)	any Production bonus paid by the Contractor;

(d)	annual surface rentals paid to the State;

(e)	interests on loans as provided by Article 2.7 of this Accounting Procedure;

(f)	any unapproved over-expenditures that exceed the limits of Article 4.4 of this Contract;

(g)	any payments made to the State for failure to fulfill the minimum Exploration work obligations pursuant to Article 3 of the Contract;

(h)	any fines and sanctions incurred for infringing the laws and regulations of Equatorial Guinea;

(i)	any donation to the State or other similar expenses unless otherwise agreed;

(j)	the State’s audit and inspection expenses incurred as a result of the absence of original documents in the Contractor’s offices in Equatorial Guinea;

(k)	any sanction imposed on the Contractor under the Hydrocarbons Law or otherwise; and

(l)	costs related to the assignment from the Contractor to any of its Affiliates or other Persons.

2.9	INSURANCE AND CLAIMS
Petroleum Operations Costs shall include premiums paid for insurance required [and approved] in accordance with the Contract. All expenses incurred and paid by the Contractor in respect of any insurance claim, less any costs recovered by the Contractor by means of insurance claims, shall be included and recoverable as Petroleum Operations Costs, provided these expenses are not incurred as a consequence of their being not recoverable under a policy of insurance of the Contractor, in which case they shall not be recoverable, provided the Contractor has duly applied the corresponding withholding tax in accordance with the Tax Law.

2.10	INVENTORY ACCOUNTING

Any costs of articles bought for inventory will be recoverable as from the Calendar Year in which such materials and equipment have been used in the Petroleum Operations in the Contract Area.

ARTICLE 3
OTHER CLASSIFICATION OF COSTS AND EXPENDITURES
(Accounting Methods For Estimating Any Income Tax Liability)
During any Calendar Year in which commercial Production occurs, the Petroleum Operations Costs shall include the following:

3.1	CAPITAL COSTS
Any current Calendar Year capital costs shall be classified as Tangible (subject to depreciation) and Intangible.

3.1.1	TANGIBLE CAPITAL COSTS
Tangible Capital Costs are such costs that are not intangible capital costs incurred for the purchase of any assets related to the Petroleum Operations that normally have a useful life of more than one (1) Year; such assets shall be subject to annual depreciation pursuant to the provisions set forth in this Accounting Procedure. Tangible Capital Costs include the following:

(a)
for Development Wells: the costs of completion materials and equipment (downhole equipment, fixed production tubing, production packers, valves, wellhead equipment, subsoil elevation equipment, pumping rods, surface pumps, discharge cables, collection equipment, delivery lines, fixed Christmas tree and valves, oil and gas pipelines, fixed materials and equipment, piers, anchors, buoys, Hydrocarbon treatment facilities and equipment, secondary recovery systems, reinjection compressors, water pumps and their pipes);

(b)
for any purchase of goods and equipment: the actual cost of the asset (excluding transportation), the cost for construction of platforms outside of the Contract Area, the cost of power generators and facilities onshore;

(c)
for the purchase of moveable goods: automotive machinery (vehicles, tractors, tow trucks, tools, flatbeds, etc.), construction machinery and equipment (furniture, office equipment and other equipment);

(d)
for construction purposes: the building cost of housing and residential facilities, offices, warehouses, workshops, power plants, storage facilities and access roads for development activities, the cost of piers and anchors, treatment plants and machinery, secondary recovery systems, gas plants and steam systems; and

(e)	drilling and Production facilities and platforms.
With the exception of land purchased by the Contractor, all and any goods mentioned herein shall be depreciated in accordance with Article 3.2 of this Accounting Procedure.

3.1.2	INTANGIBLE CAPITAL COSTS

Intangible capital costs shall be such ongoing costs incurred for the purchase of moveable goods and services directly related to the Petroleum Operations and they shall not be depreciated, but shall be tax deductible as incurred. Such costs/expenses shall include the following:

(a)	costs of aerial magnetic, aerial gravimetric, topographic, geological, geophysical and geochemical surveys, interpreting and reinterpreting technical data costs, Exploration labor and similar costs;

(b)
costs of drilling Exploration Wells and Appraisal Wells: all costs of services rendered for drilling Exploration and Appraisal Wells, chemical products, rental costs (for helicopters, flatbeds, ships, tow barges, etc.) transportation, storage facilities, accommodation, technical services for mud control, Well geology, directional Well drilling, divers, mud control, well geology testing, cementing and similar costs;

(c)
costs of drilling Development Wells, such as rig and platform mobilization and demobilization, rig and platform drilling contracts and leases, platform and infrastructure installations labor, fuel, water, conductors, drill bits, drill pipe, equipment rental, production testing equipment, Christmas tree for production testing, mud and its components, chemical products, rental costs (for helicopters, flatbeds, ships, tow barges, etc.), transportation, storage facilities, accommodation, technical services for mud control, Well placement geology, directional drilling Wells, divers, production and appraisal tests, completion and supervision;

(d)	costs of acquisition or purchase of goods and services such as transportation costs, operation costs, equipment checks, costs of on-site installation, maintenance costs and fuel costs;

(e)
general services (electric logs, vertical seismic profile (VSP), mud control, core sampling, Well geology tests, cementing, production tests, supervision and similar costs), delineation services, any heavy engineering machinery leasing, and other expenses incurred abroad;

(f)	materials, reconstruction of access and other roads, and other intangible goods for construction, public services and construction support; and

(g)	other Exploration Costs, support or temporary facilities with a useful life of less than one (1) Year.

3.2	DEPRECIATION OF TANGIBLE CAPITAL COSTS
Depreciation will be estimated from the Calendar Year in which the asset is placed into service, with a full Year’s depreciation allowed for the initial Calendar Year. For the purpose of estimating responsibility regarding Income Tax, depreciation shall be determined using a five (5) Year straight-line method.

3.3	NON-CAPITAL COSTS
Non-capital costs shall be classified as follows:

3.3.1	CONTRACTOR’S DEDUCTIBLE COSTS

For Income Tax purposes, the Contractor’s deductible costs shall include the following:

(a)
general and administrative expenses (personnel salaries, insurance premiums, labor, technical office services and other similar services, material services, public relations, expenses abroad related with Petroleum Operations in Equatorial Guinea, determined in accordance with Article 2.5 of this Accounting Procedure);

(b)	Intangible Capital Costs;

(c)
labor, materials and services indirectly used in operations of Wells, feasibility studies for production of Crude Oil or Natural Gas fields, secondary recovery operations, storage operations, handling, transportation and delivery, Natural Gas Well operations, transportation and delivery of Natural Gas, services for Natural Gas treatment, environmental protection measures and any other maintenance activities indirectly related to Petroleum Operations.

(d)	Contributions to the Reserve Fund.

3.3.2	CONTRACTOR’S NON-DEDUCTIBLE COSTS
For Income Tax purposes, the following costs of the Contractor shall be nondeductible:

(a)	signature bonus paid by the Contractor;

(b)	any Discovery bonus paid by the Contractor;

(c)	any Production bonus paid by the Contractor;

(d)	annual surface rentals paid to the State;

(e)	any unapproved over-expenditures that exceed the limits of Article 4.4 of the Contract;

(f)	interest on loans as provided in Article 2.7 of this Accounting Procedure;

(g)	any payment made to the State for failure to fulfill the minimum Exploration work obligations pursuant to Article 3 of the Contract;

(h)	any fines and sanctions incurred for infringing the laws and regulations of Equatorial Guinea;

(i)	sums that exceed the set limits with regard to the depreciation of tangible assets;

(j)	any donation to the State and other similar expenses unless otherwise agreed;

(k)	the State’s audit and inspection expenses incurred by the absence of original documents in the office of the Contractor in Equatorial Guinea;

(l)	any sanction imposed on the Contractor under the Hydrocarbons Law or otherwise; and

(m)	costs relating to the assignment from the Contractor to any of its Affiliates or other Persons.
ARTICLE 4
BASES OF INCOME TAX CALCULATION

4.1	PRACTICAL DETERMINATION OF THE TAXABLE BASE
In order to determine the taxable base and for the purposes of calculating the Contractor’s responsibility regarding annual Income Tax liability, the following will be taken into account:
Taxable base = [(1)] – {[(2)+(3)+(4)]+[(5)+(6)+(7)+(8)]}.

(1)	Annual gross revenues

(2)	Royalties

(3)	State’s share of net Hydrocarbons

(4)	State’s right to a share of Production based on its carried or paid interest in the Contract

(5)	Deductible intangible capital costs

(6)	Depreciation of tangible capital costs

(7)	Deductible non-capital costs

(8)	Losses authorized and certified by the Ministry, corresponding to previous Calendar Years

4.2	PRINCIPLE OF TAX TREATMENT OF A FINANCIAL YEAR DEFICIT
In case of any deficit during a Calendar Year, such deficit will be regarded as relating to the following Calendar Year and deducted from the profit made during said Calendar Year; if such profit is not sufficient for the deduction to be made in full, the excess (certified by the Ministry) of the deficit will be successively carried over to the profits of the following Calendar Year in accordance with the Tax Laws.

ARTICLE 5
RECORDS AND VALUATION OF ASSETS

5.1	RECORDS
The Contractor shall keep correct, accurate and detailed records of all property used for Petroleum Operations under the Contract in accordance with generally accepted practice of the international petroleum industry.

5.2	INVENTORIES DURING INITIAL EXPLORATION OPERATIONS
Prior to the date of approval of the first Annual Work Program and Annual Budget submitted pursuant to Article 4 of the Contract, the Contractor shall prepare an initial annual schedule (to be included as part of the material statement required under Article 6 of this Accounting Procedure) of all property to be used for Petroleum Operations and its value as shown in the Contractor’s books.

5.3	INVENTORIES IN SUBSEQUENT OPERATIONS
Subsequent to the date of approval of the Annual Work Program and Annual Budget pursuant to Article 4 of the Contract, inventories of property used in Petroleum Operations under the Contract shall be taken at regular intervals but at least once per Calendar Year.
The Contractor shall give the Ministry at least thirty (30) days prior notice of its intention to take such inventory and the Ministry shall have the right to be represented when such inventory is taken. The Contractor shall clearly state the principles upon which valuation of the inventory has been based and shall provide to the Ministry a full report on such inventory within sixty (60) days of the completion of the inventory.

ARTICLE 6
STATEMENTS AND REPORTS

6.1	FINANCIAL STATEMENTS AND TAX REPORTS TO BE SUBMITTED BY CONTRACTOR
The Contractor shall present detailed accounts showing all Petroleum Operations Costs incurred by the Contractor over the last Calendar Year. Such accounts must be submitted to the Ministry within ninety (90) days from the end of such Calendar Year and shall be certified by an independent auditor accepted by the Parties. Such period may be extended by an additional thirty (30) days at the Contractor’s request and with the approval of the Ministry; such consent shall not be unreasonably delayed or withheld.
Income Tax returns shall be duly completed with enough detailed information as to allow a thorough understanding by the Tax Administration of Equatorial Guinea, including:

(a)	depreciation details;

(b)	fixed assets information;

(c)	Production and export statistics and details;

(d)	all tax related reports provided for in the Contract; and

(e)	detailed information on deductible expenses for estimating tax liabilities in accordance with the Tax Law.

6.2	PRODUCTION STATEMENT
Without prejudice to the rights and obligations of the Parties under the Contract, as from the initial date of commencement of commercial Production from the Contract Area, the Contractor shall submit a monthly Production statement to the Ministry showing the following information, which shall be separated by each Commercial Field as well as in aggregate for the Contract Area:

(a)	the quantity of Crude Oil produced and saved;

(b)	the quality characteristics of such Crude Oil produced and saved;

(c)	the quantity of Natural Gas produced and saved;

(d)	the quality characteristics of such Natural Gas produced and saved;

(e)	the quantities of Crude Oil and Natural Gas used for the purposes of carrying out drilling and Production operations;

(f)	the quantities of Crude Oil and Natural Gas unavoidably lost;

(g)	the quantities of Natural Gas flared and vented;

(h)	the size of Hydrocarbon stocks held at the beginning of the calendar month in question;

(i)	the size of any Hydrocarbon stocks held at the end of the calendar month in question;

(j)	the quantities of Natural Gas re-injected into the Hydrocarbon reservoir; and

(k)	the quantities of Hydrocarbons delivered and sold.
All quantities shown in such statement shall be expressed in both volumetric terms (barrels of Crude Oil [bbls] and cubic meters of Natural Gas [M3]) and in weight (metric tons [MT] and long tons [LT]).
The Production statement for each calendar month, and the technical report on each Well shall be submitted to the Ministry no later than a period of fifteen (15) days after the end of such calendar month.

6.3	VALUE OF PRODUCTION AND PRICING STATEMENT
For the purposes of Article 10 of the Contract, the Contractor shall prepare a Quarterly statement providing details of the value of Hydrocarbons produced, saved and sold during each Quarter.
The value of Production statement shall include the following information:

(a)	the quantities, prices and income received by the Contractor as a result of sales of Hydrocarbons to third parties during the Quarter in question;

(b)	the quantities, prices and income received by the Contractor as a result of sales of Hydrocarbons, other than sales to third parties, during the Quarter in question;

(c)	the value of any stocks of Hydrocarbons at the end of the Quarter preceding the Quarter in question;

(d)	the value of any stocks of Hydrocarbons at the end of the Quarter in question; and

(e)	the information available to the Contractor concerning the prices of competitive Crude Oils, insofar as required for the purposes of Article 10 of the Contract.

6.4	PETROLEUM OPERATIONS COSTS STATEMENT

6.4.1	QUARTERLY STATEMENT
The Contractor shall prepare a Quarterly Petroleum Operations Costs statement showing those Petroleum Operations Costs incurred by the Contractor with respect to the Contract Area, as provided under this Accounting Procedure.
Any Development and Production Costs shall be separately identified for each Commercial Field, if such is the case, and the Contractor shall specify the basis of allocation of shared costs. If the Ministry is not satisfied with the itemization shown within the categories, the Contractor shall provide a more detailed breakdown.
Any Exploration Costs shall be shown separately.
The Petroleum Operations Costs statement for each Quarter shall be submitted to the Ministry no later than a period of thirty (30) days after the end of each Quarter.

6.4.2	Annual Statement
The Contractor shall prepare an annual Petroleum Operations Costs Statement containing the following information for the purposes of Articles 9 and 16 of the Contract:

(a)	Petroleum Operations Costs not yet recovered and carried forward from the previous Calendar Year, if any;

(b)	Petroleum Operations Costs for the Calendar Year in question;

(c)	the quantity and value of Hydrocarbon Production taken by the Contractor as Cost Recovery Oil under the provisions of Article 7.2 of the Contract for the Calendar Year in question; and

(d)	Petroleum Operations Costs not yet recovered at the end of the Calendar Year in question.
The annual Petroleum Operations Costs Statement shall be submitted to the Ministry no later than a period of forty--five (45) days following the end of each Calendar Year.

6.5	PRODUCTION SHARING STATEMENT
Within sixty (60) days following the end of each Calendar Year, the Contractor shall submit to the Ministry with respect to such Calendar Year a Production sharing statement containing the following information for the purposes of Article 7 of the Contract:

(a)	the value of all sales of Hydrocarbons made by the Contractor as from the Effective Date of the Contract up to the end of the previous Calendar Year;

(b)	the value of all sales of Hydrocarbons made by the Contractor during the Calendar Year in question;

(c)	the total of (a) and (b) above at the end of the Calendar Year in question;

(d)	the accumulated Petroleum Operations Costs as from the Effective Date of the Contract up to the end of the previous Calendar Year;

(e)	the Petroleum Operations Costs for the Calendar Year in question;

(f)	the total of (d) and (e) above at the end of the Calendar Year in question;

(g)	quantity and value of the Contractor’s share in Hydrocarbons; and

(h)	quantity of State’s share of Hydrocarbons and its value if sold by the Contractor.

6.6	ANNUAL END-OF-YEAR STATEMENT
No later than 31 March of each Calendar Year, the Contractor shall submit to the Ministry an end-of-year statement, and statement of accounts corresponding to the previous fiscal Year, and which shall contain the following information:

(a)	accounting conciliation of the expenses against the approved Annual Budget;

(b)	accounting conciliation of the expenses with the recoverable costs; and

(c)	accounting conciliation of the expenses with the deductible costs.

6.7	ANNUAL BUDGET STATEMENT
The Contractor shall submit to the Ministry an Annual Budget Statement pursuant to the provisions of Article 4 of the Contract. Such statement shall distinguish between budgeted Exploration Costs and Development and Production Costs by Quarter and shall correspond to the individual items of Petroleum Operations included in the Annual Work Program.

ANNEX D
PARENT COMPANY GUARANTEE
This Annex is an integral part of this Contract between the Republic of Equatorial Guinea and the Contractor.
THIS GUARANTEE is made on this [insert day] of [insert month and year]
BETWEEN:

(1)	[THE GUARANTOR], a company organized and existing under the laws of [insert jurisdiction], and having its registered office at [insert address] (the Guarantor); and

(2)	THE REPUBLIC OF EQUATORIAL GUINEA (the State), represented for the purposes of this Guarantee by the Ministry of Mines and Hydrocarbons (the Ministry).
WHEREAS, the Guarantor is the parent entity of [insert name of Company] organized and existing under the laws of [insert jurisdiction], and having its registered office at [insert address] (the Company);
WHEREAS, the Company has entered into a production sharing contract (the Contract) with, among others, the State in respect of the Contract Area;
WHEREAS, the Company has a Participation Interest under the Contract;
WHEREAS, the State desires that the execution and performance of the Contract by the Company be guaranteed by the Guarantor and the Guarantor desires to furnish this Guarantee as an inducement to the State to enter into the Contract and in consideration of the rights and benefits inuring to the Company thereunder; and
WHEREAS, the Guarantor accepts that it fully understands and assumes the contractual obligations under the Contract of the Company.
NOW THEREFORE, it is hereby agreed as follows:

1.	Definitions and Interpretation
All capitalized words and expressions in this Guarantee have the same meaning as in the Contract, unless otherwise specified to herein. Article 30 of the Contract is incorporated herein, mutatis mutandis, by this reference.

2.	Scope of this Guarantee
The Guarantor hereby guarantees to the State the timely payment and performance of any and all indebtedness and obligations whatsoever of the Company to the State arising under or in relation to the Contract, including the payment of any amounts required to be paid by the Company to the State when the same become due and payable; provided, however, that the liability of the Guarantor to the State hereunder shall not exceed the lesser of:

(a)	the liabilities of the Company to the State;

(b)	[insert amount] Dollars ($[insert amount]) during the Exploration Period, as may be extended in accordance with the Contract; and

(c)	[insert amount] Dollars ($[insert amount]) during the Development and Production period.

3.	Waiver of Notice, Agreement to All Modifications
The Guarantor hereby waives notice of the acceptance of this Guarantee and of the state of indebtedness of the Company at any time, and expressly agrees to any extensions, renewals, modifications or acceleration of sums due to the State under the Contract or any of the terms of the Contract, all without relieving the Guarantor of any liability under this Guarantee.

4.	Absolute and Unconditional Guarantee
The obligations of the Guarantor shall be an absolute, unconditional and (except as provided in Article 2 above) unlimited guarantee of payment and performance to be performed strictly in accordance with the terms hereof, and without respect to such defences as might be available to the Company.

5.	No Discharge of Guarantor
The obligations of the Guarantor hereunder shall not in any way be released or otherwise affected by: a release or surrender by the Company of any collateral or other security it may hold or hereafter acquire for payment of any obligation hereby guaranteed; by any change, exchange or alteration of such collateral or other security; by the taking of or the failure to take any action with respect thereto either against the Company or against the Guarantor; or by any other circumstance which might otherwise constitute a legal or equitable discharge or defence of a guarantor.

6.	No Prior Action Required
The State shall not be required to make demand for payment or performance first against the Company or any other Person or to proceed against any collateral or other security which might be held by the State or otherwise to take any action before resorting to the Guarantor hereunder.

7.	Cumulative Rights
All rights, powers and remedies of the State hereunder shall be cumulative and not alternative, and shall be in addition to all rights, powers and remedies given to the State by law or otherwise.

8.	Continuing Guarantee
This Guarantee is intended to be and shall be considered as a continuing guarantee of payment and performance and shall remain in full force and effect for so long as the Contract and any amendments thereto shall remain outstanding or there shall exist any liability of the Company to the State thereunder.

9.	Notice of Demand
Upon default in the performance of any of the obligations of the Company guaranteed hereunder, the State or its duly authorized attorney may give written notice to the

Guarantor at its principle office in [insert jurisdiction] of the amount due, and the Guarantor, within a period of ten (10) Business Days, will make, or cause to be made, payment of such amount as notified, in Dollars, at such bank or other place in [insert jurisdiction] as the State shall designate and without set-off or reduction whatsoever of such payment in respect of any claim the Parent Company or the Company may then have or thereafter might have.

10.	Assignment
The Guarantor shall not in any way effect, or cause or permit to be effected, the assignment or transfer of any of its obligations hereunder without the express written consent of the State.

11.	Subrogation
Until all indebtedness hereby guaranteed has been paid in full, the Guarantor shall have no right of subrogation to any security, collateral or other rights which may be held by the State.

12.	Payment of Expenses
The Guarantor shall pay to the State all reasonable costs and expenses, including attorney’s fees, incurred by it in collecting or compromising any indebtedness of the Company hereby guaranteed or in enforcing the Contract or this Guarantee.

13.	Governing Law and Arbitration
This Guarantee shall be governed by and interpreted in accordance with the laws of Equatorial Guinea.
All disputes or claims arising out of or relating to this Guarantee shall be finally settled by arbitration, in accordance with the procedure set forth in the Contract; however, if in addition to the arbitration hereunder an arbitration has also been commenced under the Contract with respect to obligations hereby guaranteed, the arbitration commenced hereunder shall be consolidated with the arbitration commenced under the Contract and the arbitral body appointed hereunder shall be the same arbitral body appointed pursuant to the Contract. The arbitration shall be conducted in the Spanish and English languages and the decision shall be final and binding on the parties.

14.	Severability of Provisions
In the event that for any reason any provision hereof may prove illegal, unenforceable or invalid, the validity or enforceability of the remaining provisions hereof shall not be affected.

15.	Confidentiality
The Guarantor agrees to treat this Guarantee and the Contract as confidential and shall not disclose, willingly or unwillingly, to any third party, except to the extent required by law, the terms and conditions hereof or thereof without the prior written consent of the State.

IN WITNESS WHEREOF, the Guarantor and the Company execute this Guarantee this [insert day] day of [insert month and year].
[GUARANTOR]

By:
Title:

THE REPUBLIC OF EQUATORIAL GUINEA
THE MINISTRY OF MINES AND HYDROCARBONS

By:
Title: